================================================================================

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant                         |X|
Filed by a party other than the registrant      |_|

Check the appropriate box:
|_|  Preliminary proxy statement    |_|  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Moto Guzzi Corporation
                (Name of Registrant as Specified in Its Charter)
                                       N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

      |_| No fee required.

      |X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1. Title of each class securities to which transaction applies: Class A Common Stock, $.01 par value

      2.    Aggregate number of securities to which transaction applies:
            5,999,092 Shares of Class A Common Stock

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4.    Proposed maximum aggregate value of transaction: $43,737,575

      5.    Total fee paid: $8,747.52

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or schedule and the date of its filing.

      1.    Amount Previously Paid: $8,747.52

      2. Form, Schedule or Registration Statement No.: Schedule 14A (Preliminary Proxy Statement)

      3.    Filing Party: Registrant

      4.    Date Filed: June 9, 2000

================================================================================

                             MOTO GUZZI CORPORATION

                           445 Park Avenue, 6th Floor
                            New York, New York 10022
                            United States of America

                     PROPOSED SALE - YOUR VOTE IS IMPORTANT

Dear Moto Guzzi Corporation Stockholder:

      We cordially invite you to attend a Special Meeting of stockholders of Moto Guzzi Corporation, which will be held at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166, on August 11, 2000 at 10:00 a.m., local time. At the Special Meeting, we will ask you to approve a sale of substantially all our assets (through a sale of our four operating subsidiaries) to Aprilia S.p.A. pursuant to a Preliminary Share Sale and Purchase Agreement dated as of April 14, 2000 and to approve a change of our name to "Centerpoint Corporation".


      Your vote is very important. In order to complete the sale and to change our name we need both the presence of stockholders sufficient to constitute a quorum and the affirmative vote of a majority of our outstanding Class A common stock. Only stockholders of record on July 18, 2000 are entitled to attend the Special Meeting and vote.


      O.A.M. S.p.A., which owns approximately 58% of our Class A common stock (as well as approximately 13% of our Series B preferred stock) has agreed to vote all of its shares in favor of the sale and the name change. Assuming that no additional shares of Class A common stock are issued prior to the record date for the Special Meeting, the affirmative vote of OAM will be sufficient to ensure stockholder approval of the sale and the name change. Therefore, if there is a quorum present at the Special Meeting, the proposals regarding the sale and the name change will be approved by the stockholders even if no other stockholders vote in favor of them. However, it is important that as many as possible of the stockholders be present or represented at the meeting, among other things to be sure there is a quorum.

      Even if you plan to attend the Special Meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. If you sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted in favor of the sale of our operating subsidiaries and in favor of the change of our name. You have the option of revoking your proxy at any time or of voting your shares personally if you attend the meeting.

      The accompanying proxy statement includes answers to frequently asked questions and a summary description of the sale, followed by a more detailed discussion of the sale and other related matters. We encourage you to read the entire proxy statement carefully.

      Our board of directors has determined, based on a recommendation of a special committee of the board, that the sale is in the best interests of our stockholders and unanimously recommends that you vote "FOR" the sale and "FOR" the change of our name to "Centerpoint Corporation".

                                   Sincerely,

                                   /s/ Mark S. Hauser

                                   Mark S. Hauser
                                   Chairman

                             Moto Guzzi CorpORATION
                           445 Park Avenue, 6th Floor
                               New York, NY 10022
                            United States of America

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 11, 2000

To Our Stockholders:

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Moto Guzzi Corporation will be held at the offices of Clifford Chance Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166 on August 11, 2000 at 10:00 a.m., local time, for the following purposes:

      1. To consider and vote on a proposal to sell our four operating subsidiaries pursuant to a Preliminary Share Sale and Purchase Agreement, dated as of April 14, 2000, with Aprilia S.p.A;

      2. To consider and vote upon a proposal to amend our Certificate of Incorporation to change our name to "Centerpoint Corporation"; and

      3. To transact any other business which may properly come before the meeting or any adjournment or postponement of the meeting.


      Only stockholders of record at the close of business on July 18, 2000 will be entitled to notice of or to vote at the meeting or any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be available at the meeting for inspection by any stockholder.


      The holder of more than 50% of the shares which are entitled to vote has agreed to vote in favor of the sale and the name change proposals. Therefore, if there is a quorum present at the meeting, the proposals regarding the sale and the name change will be approved by the stockholders even if no other stockholders vote in favor of it.

      Our board of directors has determined that the sale is in the best interests of the Moto Guzzi stockholders and unanimously recommends that you vote "FOR" the sale and "FOR" the change of our name to "Centerpoint Corporation."

      You are urged to attend the meeting. Whether or not you plan to attend, please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. You may revoke your proxy at any time before it is voted by following the directions on page 15 of the enclosed proxy statement or by voting in person at the meeting.

July 20, 2000

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                     Secretary

      Whether or not you plan to attend the special meeting, please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

      Please do not send stock certificates with your proxy card.

                              --------------------

                             MOTO GUZZI CORPORATION
                                 445 Park Avenue
                            New York, New York 10022

                                 PROXY STATEMENT
                              --------------------

    This Proxy Statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors from the holders of shares of Class A common stock, par value $.01 per share, for use at a special meeting of our stockholders to be held on August 11, 2000, at 10:00 a.m. local time, at the offices of Clifford Chance Rogers & Wells LLP, New York, New York, 10166 and at any adjournment or postponement thereof.

      On April 14, 2000, we signed a sale agreement in which we agreed to sell our four operating subsidiaries (Moto Guzzi, S.p.A., MGI Motorcycle GmbH, Moto Guzzi France S.a.r.l. and Moto Guzzi North America, Inc.) to Aprilia S.p.A. for Lit. 71.5 billion (approximately $35.2 million) plus or minus the amount by which the subsidiaries' net worth at April 30, 2000 is more or less than its net worth at December 31, 1999 (which we anticipate will increase the sale price by approximately Lit.8.0 billion (approximately $3.9 million)). Because the sale of the four subsidiaries will be a sale of substantially all our assets, the transaction cannot take place unless it is approved by holders of a majority of our outstanding Class A common stock. At the special meeting, holders of shares of Class A common stock on the record date will be asked to consider and vote upon a proposal to give that approval.


      Only holders of record of shares of Class A common stock at the close of business on July 18, 2000 the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. At the close of business on Record Date 5,999,092 Shares were issued and outstanding, which constituted our only issued and outstanding class of voting securities.


      The date of this Proxy Statement is July 20, 2000, and this Proxy Statement is first expected to be mailed to stockholders on July 20, 2000.

                                TABLE OF CONTENTS

                                                                           Page

QUESTIONS AND ANSWERS ABOUT THE SALE AND VOTING PROCEDURES...................1

CURRENCY AND EXCHANGE RATE INFORMATION.......................................4

Presentation of Currencies...................................................4

Exchange Rates...............................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................5

SUMMARY......................................................................6

The Sale Agreement and the Sale..............................................6

The Special Meeting..........................................................8

RISK FACTORS................................................................11

THE SPECIAL MEETING.........................................................14

PROPOSAL 1 SALE OF SUBSIDIARIES.............................................17

THE SALE AGREEMENT AND THE SALE.............................................26

PROPOSAL 2 CHANGE OF CORPORATE NAME.........................................31

WHERE YOU CAN FIND MORE INFORMATION.........................................32

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................32

                QUESTIONS AND ANSWERS ABOUT THE SALE AND VOTING PROCEDURES

Q.    What will happen in the proposed transaction?

A. We will sell our four operating subsidiaries (Moto Guzzi S.p.A., MGI Motorcycle GmbH, Moto Guzzi France S.a.r.l and Moto Guzzi North America Inc.) to Aprilia S.p.A. The subsidiaries are essentially our only assets.

Q. Why did Moto Guzzi's board decide that the sale is the best way to maximize stockholder value now?

A. The board believes that the timing for a sale of the Moto Guzzi operations is optimal. Moto Guzzi is a great name in the world of performance and luxury motorcycles. However, the business has had a negative cash flow for several years and we don't have the funds to support it or to make the investment which would be necessary to make it profitable. By contrast, Aprilia is a financially strong company. It will benefit from access to our trademark and our cruiser motorcycles. Also, it may be able to achieve purchasing efficiencies and other efficiencies for the Moto Guzzi operations which our subsidiaries could not achieve on their own. Because of this, Aprilia is willing to pay what we believe is a very good price for our subsidiaries.

      We believe it is in our stockholders' interest to take advantage of the opportunity to sell the subsidiaries to Aprilia. Please read the more detailed description of our reasons for the sale on pages 6 and 7.

Q.    Will the Company have to pay taxes because of the sale?

A. The sale will be a taxable transaction. However, we have a substantial basis in the shares we are selling. Because of that, we do not expect to have to pay any significant taxes as a result of the sale.

Q.    What is the sale price?

A. The sale price for the shares of the subsidiaries will be Lit. 71.5 billion (approximately $35.2 million) plus or minus the amount by which the subsidiaries' net worth at April 30, 2000 is more or less than its net worth at December 31, 1999 (which we anticipate will increase the sale price by approximately Lit.8 billion (approximately $3.9 million)). In addition, Aprilia will satisfy debts of the subsidiaries to us totaling approximately Lit.2.1 billion (approximately $1.0 million) and cause OAM to be released from a Lit.4 billion (approximately $1.9 million) guarantee of obligations of the subsidiaries. Because the amounts to be paid are specified in the sale agreement in Italian lire, the dollar value of the sale price will depend on the dollar/lire exchange rate when the sale is completed.

Q.    What will be done with the sale proceeds?

A. We will have to pay the transaction costs of the sale, which we anticipate will total approximately Lit. 4.5 billion (approximately $2.2 million), including financial advisor fees which we anticipate will be Lit. 2.7 billion (approximately $1.3 million). However, because the financial advisor fee is in dispute, it could end up being substantially higher. We will also pay our other debts, which are quite small. In addition, we will have to redeem our Series B preferred stock. With respect to remaining proceeds, we have agreed with O.A.M., S.p.A., the holder of approximately 58% of our outstanding Class A common stock, and Trident Rowan, OAM's parent, that we will, as promptly as practicable after the closing of the sale, but in no event later than 90 days following the closing, hold a meeting of stockholders to consider and vote upon a proposal to liquidate all our assets and dissolve the Company. If we liquidate, our assets (i.e., the remaining proceeds of the sale) will be distributed to the holders of our Class A common stock. As a holder of Class A common stock, you will have an opportunity to vote on the proposal that will be liquidated. However, because OAM owns 58% of the Class A common stock, it can approve the liquidation even if no other stockholders vote in favor of it. Conversely, the liquidation will not be approved unless OAM votes in favor of it. Although OAM and Trident Rowan insisted that we agree to submit a liquidation proposal to our stockholders, OAM is not committed to vote its shares of Class A common stock for the liquidation proposal. During the period between the closing of the sale and the stockholder meeting relating to the liquidation proposal, we may seek to find other companies in which to invest proceeds from the sale. If we do so, we may propose the acquisition of, or an investment in, another company as an alternative to liquidation at the stockholder meeting.

Q.    Will I still be a stockholder of Moto Guzzi Corporation after the sale?

A.    Yes.  But its name will be "Centerpoint Corporation."

Q.    What effect will the sale have on customers and employees?

A. The board believes that, because the sale will position the Moto Guzzi operations as an integral part of one of Italy's premier motorcycle companies, it will provide strategic growth opportunities that will benefit both customers and employees in a manner that we could not achieve on our own.

Q.    How do I vote?


A. After you have carefully read this proxy statement, just mail your signed proxy card in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. You may also vote in person at the special meeting. If your shares are held in a "street name," i.e., in the name of a broker, bank or other record holder, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting.


Q. What happens if I do not instruct a broker who holds my shares on how to vote?

A. If a broker holds your shares as nominee, it will not be able to vote them without instructions from you. You should receive a voter information form from your broker, which you may use to instruct your broker. If you do not instruct your broker on how to vote, your shares will not be voted. That will have the same effect as voting against the sale and the name change.

Q.    May I change my vote?


A. Yes. You may withdraw your proxy or change your vote by delivering a later-dated, signed written notice of revocation or proxy card before the special meeting or by voting in person with regard to a matter at the special meeting. You may also withdraw your proxy or change your vote by telephone as described in this proxy statement.


Q.    Who must approve the sale?

A.    o     Moto Guzzi's board of directors (already approved);

      o     Aprilia's board of directors (already approved); and

      o the holders of a majority of the outstanding shares of our Class A common stock.

      The Moto Guzzi board of directors has determined, based upon a recommendation of a special committee of the board, that the sale is in the best interests of the Moto Guzzi stockholders and unanimously recommends that you vote to approve the sale.

      We must also obtain some regulatory approvals for the sale. Please read the more detailed description of the regulatory approvals on page 29.

Q. What will happen if the stockholders approve the sale but do not approve the change of name?

A. One of the requirements for the sale to take place is that we remove the words "Moto Guzzi" from our name. Therefore, if the stockholders do not approve the change of name, Aprilia will not have to purchase our subsidiaries.

Q.    What vote is required to approve the change of name?

A. It takes an amendment to our Certificate of Incorporation to change our name. The amendment must be approved by the holders of a majority of the outstanding shares of our Class A common stock.

Q.    Has the majority stockholder agreed to approve the change of name?

A. In effect, yes. OAM has agreed with Aprilia that it will take such measures as are necessary to cause the change of name to be approved by us.

Q.    Do the shareholders of Aprilia vote on the sale?

A.    No.  Only our stockholders vote on the sale.

Q.    When do you expect to complete the sale?

A. We are working to complete all aspects of the sale as quickly as possible. Under the sale agreement we are required to use our best efforts to complete the sale by July 31, 2000. If we do not complete the sale by August 31, 2000, the sale agreement will automatically terminate.

Q.    What happens if I do not return my proxy?

A. If you do not return your proxy, you will not be counted as a voting stockholder unless you attend the special meeting and vote in person.

      Please read the more detailed description of the consequences of not voting your shares on page 14.

Q.    Will I have dissenters' appraisal rights?

A. No. Our stockholders will not have dissenters' appraisal rights because of the sale.

Q.    When and where is the special meeting?

A. The special meeting will be held at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166 on August 11, 2000 at 10:00 a.m., local time.

Q.    On what other matters will I vote at the special meeting?

A. It is unlikely that you will be asked to vote on any other matters at the special meeting, except possibly procedural items relating to the conduct of the special meeting.

Q.    Who can answer any additional questions I have?

A. If you have questions about the sale or the special meeting you should contact:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                               New York, NY, 10004

                                 1-800-223-2064


Q.    Where can I find more information about the Company?

A. Various sources described under "Where You Can Find More Information" on page 29 of this proxy statement provide further information.

                     CURRENCY AND EXCHANGE RATE INFORMATION

Presentation of Currencies

      In this proxy statement, references to "dollar(s)" or "$" are to U.S. dollars, the lawful currency of the United States, references to "Lit." "lira" or "lire" are to the lawful currency of Italy and references to "euro" or "EUR" are to the single currency introduced in the participating member states of the European Union.

      For your convenience, this proxy statement contains translations of lire amounts into U.S. dollar amounts at the rate of Lit. 2033 to $1.00. However, it will not necessarily be possible to convert lire, or lire denominated assets, into dollars at that rate.

Exchange Rates

      January 1, 1999 marked the third phase of European Monetary Union, with the introduction of the euro as a currency in its own right. Italy was one of the eleven European Union member states that adopted the euro as their single currency as of that date. Irrevocable rates were established for the conversion of the national currencies of each of the participating European Union member states into euros. The conversion rate in respect of Italy was fixed at 1,936.27 lire per euro.


      The table below provides, for the periods indicated, the period-end, average, high and low exchange rates between the lire and the dollar (expressed in lire per dollar), based on the noon buying rates. The average rates for each period reflect the average of the noon buying rates on the last business day of each month during the relevant period.

                                                             Average   End of
                                           High     Low      Rate      Period
                                           -------- -----   --------   ------
                                                (lire per dollars)
2000 (through July 5)..................... 2175.4   1874.0  2019.7     2028.1
1999...................................... 1,933    1,636   1,819      1,925
1998...................................... 1,828    1,592   1,737      1,654
1997...................................... 1,841    1,516   1,712      1,769
1996...................................... 1,602    1,496   1,538      1,519
1995...................................... 1,736    1,569   1,629      1,584

      The table below provides, for the periods indicated, the period-end, average, high and low exchange rates between the dollar and the euro (expressed in dollars per euro), based on the noon buying rates. The average rates for each period reflect the average of the noon buying rate on the last business day of each month during the relevant period.



                                                              Average   End of
                                             High     Low     Rate      Period
                                             -------- -----   --------  ------
                                                  (dollars per euro)
July 2000 (through July 5).................. 0.9547   0.9511  0.9529    0.9547
June 2000................................... 0.9649   0.9310  0.9506    0.9548
May 2000.................................... 0.9332   0.8901  0.9072    0.9332
April 2000 ................................. 0.9648   0.9084  0.9454    0.9091
March 2000.................................. 0.9725   0.9528  0.9645    0.9571
February 2000............................... 1.0060   0.9643  0.9834    0.9643
January 2000................................ 1.0338   0.9709  1.0138    0.9709
December 1999............................... 1.0280   1.0019  1.0122    1.0064
November 1999............................... 1.0530   1.0095  1.0332    1.0095
October 1999................................ 1.0859   1.0610  1.0741    1.0668
September 1999.............................. 1.0689   1.0385  1.0497    1.0643
August 1999................................. 1.0793   1.0441  1.0606    1.0581
July 1999................................... 1.0719   1.0139  1.0355    1.0694
June 1999................................... 1.0516   1.0296  1.0377    1.0310
May 1999.................................... 1.0787   1.0422  1.0630    1.0422
April 1999.................................. 1.0590   1.0564  1.0701    1.0564
March 1999.................................. 1.1015   1.0716  1.0886    1.0808
February 1999............................... 1.1339   1.0972  1.1203    1.0995
January 1999................................ 1.1812   1.1371  1.1591    1.1371


         There are currently no Italian foreign exchange control restrictions which might affect our ability to convert the proceeds of the sale of our operating subsidiaries from lire into dollars.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement and our documents which are incorporated by reference into it contain such "forward-looking statements." These include statements regarding the period following completion of the sale.

      Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," and "believes," and words and terms of similar substance, used in connection with any discussion of future operating or financial performance, or the sale, identify forward-looking statements. All forward-looking statements are based on our management's present expectations of future events. However, like all statements about expected future events, they are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors regarding the Moto Guzzi operations which could cause actual results to differ materially from those described in the forward-looking statements include: the need for additional financing to absorb negative cash flows and to achieve sales growth; the acceptability of the Moto Guzzi products and services in an intensely competitive marketplace; the ability of Moto Guzzi timely to deliver current and new products of acceptable quality; relationships with domestic and foreign distributors; the impact of changes in world currency rates compared to lire and euros; labor relations; and general economic conditions in Italy and in countries where Moto Guzzi motorcycles and parts are sold.

      For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see the current report on Form 8-K filed with the Commission on April 20, 2000, the annual report on Form 10-K filed with the Commission on April 27, 2000 (as amended), and the quarterly report on Form 10-Q filed with the Commission on June 16, 2000.

--------------------------------------------------------------------------------

                                     SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For a more complete description of the sale, you should read this entire document and the other documents we refer to in this document, including the materials attached as annexes. We have included page references in this summary to direct you to more complete descriptions of the topics we have summarized.

The Company

                             Moto Guzzi Corporation
                           445 Park Avenue, 6th Floor
                               New York, NY 10022

      Our wholly-owned subsidiary, Moto Guzzi S.p.A., is a leading Italian manufacturer of performance and luxury motorcycles and motorcycle parts, marketed under the "Moto Guzzi (Registered)" brand name. Our other subsidiaries distribute these products in countries outside Italy. Moto Guzzi has built a loyal customer base over the past 79 years through the outstanding performance and reliability of its motorcycles, as well as its strong distribution network. The current customer base ranges from professional motorcycle enthusiasts to government agencies, police departments and highway patrols around the world.

      We were originally incorporated in Delaware on August 9, 1995 under the name of North Atlantic Acquisition Corp. On August 27, 1997, we raised approximately $8 million through a public offering. On August 18, 1998, we acquired Moto Guzzi S.p.A. and Moto Guzzi North America, Inc., through a merger with their parent in which we were the surviving corporation. Until that transaction, we had no business and our only significant assets were cash and cash equivalents.

      Our Class A common stock and Class A warrants are quoted on the OTC Bulletin Board under the symbols "GUZIE.OB" and "GUZWE.OB" respectively. Our nominal warrants and Series B preferred stock are not publicly traded.

                         The Sale Agreement and the Sale

Structure of the sale (page 25)

      In the proposed sale, Aprilia will purchase from us our operating subsidiaries Moto Guzzi, S.p.A., MGI Motorcycle GmbH, Moto Guzzi North America Inc., and Moto Guzzi France S.a.r.l.

      The sale agreement is attached as Annex A. You should read the sale agreement, as it is the legal document that governs the sale.

The Sale Consideration (page 25)

      The sale price for the shares of the subsidiaries will be Lit. 71.5 billion (approximately $35.2 million) plus or minus the amount by which the subsidiaries' net worth at April 30, 2000 is more or less than its net worth at December 31, 1999 (which we anticipate will increase the sale price by approximately Lit.8.0 billion (approximately $3.9 million)). In addition, Aprilia will satisfy debts of the subsidiaries to us totaling approximately Lit.2.1 billion (approximately $1.0 million) and cause OAM to be released from a Lit.4 billion (approximately $1.9 million) guarantee of obligations of the subsidiaries.

Our Reasons for the sale (page 20)

      Reasons favoring the sale include:

      o     the losses which have been suffered by our subsidiaries;

      o     our low stock prices;

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      o the fact that Aprilia's proposal was the best we received after IMI had contacted a large number of possible purchasers and had conducted an auction among those who expressed interest in a possible transaction;

      o IMI's opinion that the sale consideration to be received from Aprilia is fair, from a financial point of view, to our stockholders; and

      o a determination that we would not be able to achieve on a stand-alone basis stockholder value equal to the sale consideration being paid by Aprilia.

      Factors which mitigated against the sale include:

      o     the fact that we will have no operating business after the sale;

      o the fact that we will have to pay substantial transaction costs in connection with the sale (anticipated to be Lit. 4.5 billion (approximately $ 2.2 million), of which Lit. 2.7 billion (approximately $ 1.3 million) is the anticipated amount of the fee payable to IMI, our investment advisor);

      o the fact that Lit. 10.5 billion (approximately $5.2 million) of the sale proceeds will be held in escrow for a year and Lit. 2.0 billion (approximately $1.0 million) of the sale proceeds will be held in escrow for seven years; and

      o the fact that our need to complete a transaction quickly may have limited our ability to be sure we are getting the highest possible price for our subsidiaries.

      A discussion of all the material factors considered by the special committee and our board (including some relating to the period before a sale is completed) appears beginning on page 20.

Opinion of our Financial Advisor (page 22)

      In deciding to approve the sale agreement and the sale, our board of directors considered the views of our financial advisor, Banca d'Intermediazione Mobiliare IMI S.p.A. delivered orally to the board on April 14, 2000. The board subsequently received a written opinion from Banca d'Intermediazione Mobiliare IMI S.p.A. dated as of April 14, 2000 that the sale consideration is fair to our stockholders from a financial point of view. This opinion is attached as Annex
B. We encourage you to read this opinion in its entirety.

Interests of certain persons in the sale (page 24)

      Some of our directors and officers have interests in the sale that are different from, or in addition to, yours. Those interests are described under the caption "The Sale Agreement and the Sale - Interests of Certain Persons in the Sale." Our board was aware of these interests when it was considering the sale. Because of these interests, our board created a special committee to review the sale and make a recommendation to the board about it. However, even some of the members of that special committee may receive indirect benefits from the sale which will not be received by holders of Class A common stock. You should be aware of these interests when you consider the board's recommendation that you vote in favor of the sale.

Required vote

      Stockholders who own a majority of our outstanding Class A common stock will have to vote in favor of the sale and in favor of the change of our name in order for the proposals regarding them to be approved. In connection with the sale agreement, O.A.M. S.p.A, which owns approximately 58% of our Class A common stock, entered into an agreement with Aprilia to vote all of its stock in favor of the sale and to cause us to take such actions as may be required to change our name to remove the words "Moto Guzzi." Assuming that no additional shares of Class A common stock are issued prior to the record date for the special meeting, the affirmative vote of OAM will be sufficient to ensure stockholder approval of the sale and of the name change, assuming there is a quorum present (a quorum is two-thirds of our shares).

Conditions to the sale

      Our and Aprilia's obligations to effect the sale are subject to the satisfaction or waiver of the following conditions:

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                                       7

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      o     notification of and clearance by the Italian antitrust authority;

      o     approval by our stockholders of the sale; and

      o approval by our stockholders of a change of our corporate name to eliminate the words "Moto Guzzi."

      The sale agreement will automatically terminate if stockholder approval of the sale and the change of our corporate name are not obtained by August 31, 2000.

Management of the Subsidiaries

      Aprilia wanted us to bear the subsidiaries' operating losses and cash losses until the sale was completed. We weren't sure we would have enough funds to do that. Therefore, we suggested, and Aprilia agreed, that Aprilia take responsibility for the subsidiaries' operations beginning May 2, 2000. To accomplish that we, among other things, gave Aprilia control of the subsidiaries' boards of directors beginning on that date. Assuming the sale takes place, Aprilia will be responsible for the subsidiaries' losses (and entitled to their profits) after April 30, 2000.

Funding of the subsidiaries until completion of the sale

      Under the sale agreement, Aprilia also has agreed to lend the subsidiaries any funds they need after May 2, 2000, up to a total of Lit.10 billion (approximately $5.2 million), if the funds are not available from other sources. If the subsidiaries need to borrow from Aprilia, we will need to give Aprilia a lien on up to 25% of the equity and quota of the subsidiaries as collateral. Assuming the sale is completed, the subsidiaries will not have to repay the loans, at least until Aprilia owns them. Therefore, if the sale is completed, Aprilia will, in effect, bear the subsidiaries' losses (and benefit from any profits they may have) beginning May 2, 2000.

      If we borrow money from Aprilia and the sale is not completed, we will have to repay the borrowings immediately after the sale agreement is terminated. We might not be able to do that. If we cannot, and Aprilia forecloses the lien on our subsidiaries' stock, it may acquire up to 25% of the equity and quota of our subsidiaries for far less than 25% of what it has agreed in the sale agreement to pay for the subsidiaries.

Termination of the sale agreement

      We and Aprilia may terminate the sale agreement by mutual written consent, even after our stockholders have approved the sale. We have agreed to use our best efforts to obtain stockholder approval of the sale by July 31, 2000. If we haven't obtained stockholder approval by August 31, 2000, the sale agreement will automatically terminate.

Payments of expenses

      We and Aprilia will each pay our own fees and expenses incurred in connection with the sale agreement.

                               The Special Meeting
General (page 14)

The special meeting will be held at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166 on August 11, 2000 at 10:00 a.m., local time.

Purpose of the special meeting (page 14)

      The purpose of the special meeting will be to vote upon proposals to sell our subsidiaries to Aprilia pursuant to the Share Purchase Agreement and to change our name to "Centerpoint Corporation".

Record date; quorum; required vote; shares outstanding and entitled to vote (page 14)

      Only holders of record of our Class A common stock at the close of business on July 18, 2000, will be entitled to notice of and to vote at the special meeting. The holders of two-thirds of the shares of our Class A common stock must be present in person or represented by proxy for there to be a quorum.

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                                       8

--------------------------------------------------------------------------------

      Holders of record of our Class A common stock on the record date are entitled to one vote per share. The affirmative vote of a majority of our outstanding Class A common stock is required to approve the sale and to approve the change of our name. As of the record date, there were 5,999,092 shares of Class A common stock outstanding.

      Brokers cannot vote shares they hold for beneficial owners with regard to the sale or the change of name without the owners' specific instructions.

Failure to vote with regard to the sale and change of name proposals has the same effect as votes against them

      All beneficial owners of our Class A common stock are urged to return the enclosed proxy card marked to indicate their votes or to instruct the broker or other person in whose name the shares are held to vote the shares in favor of the sale and in favor of the change of our name. Because approval of the sale proposal and the change of name proposal each requires the affirmative vote of holders of a majority of our Class A common stock, failure to vote has the same effect as voting against the proposals.

Security ownership of management


      As of July 18, 2000, our directors and executive officers and their affiliates beneficially owned in the aggregate approximately 64% of the outstanding Class A common stock. We expect that all of those directors and executive officers and their affiliates will vote their shares in favor of the sale and in favor of the change of our name.


Voting agreement (page 26)


      In order to enable us to fulfill a requirement in the sale agreement, OAM, which owns approximately 58% of our Class A common stock, entered into an agreement with Aprilia to vote all of its stock in favor of the sale and to cause us to take such actions as may be necessary to change our name to remove the words "Moto Guzzi." The affirmative vote of OAM will be sufficient to ensure stockholder approval of the sale and the name change even if no other stockholders vote for them. However, unless holders of an additional 8.7% of our Class A common stock are present or represented by proxy at the meeting, there will not be a quorum. Trident Rowan owns 300,000 shares of Class A common stock, representing 5% of our Class A common stock, and is expected to vote for the sale and the name change. Our officers and directors and officers and directors of Trident Rowan own an aggregate of approximately 1% of our Class A common stock and are expected to vote for the sale and the name change.


Voting of proxies; revocation of proxies (page 15)

      Properly executed proxies will be voted in accordance with the instructions indicated in the proxies. The persons named in the proxies will have discretionary power to vote on any matters other than the sale and the change of name that are properly presented at the special meeting. A stockholder may revoke a proxy before the special meeting by complying with any of the procedures described in this proxy statement under "The Special Meeting--Voting of Proxies; Revocation of Proxies." Also a stockholder will revoke a proxy as to a proposal by voting in person with regard to it. A stockholder's presence at the meeting will not revoke a proxy except with regard to a proposal on which the stockholder votes in person.

Our Board of Directors' recommendation (page 20)

      Our board of directors has determined that the sale is in the best interests of our stockholders and unanimously recommends that you vote "FOR" the sale and "FOR" the change of name.

      The board's recommendations were made after a special committee, consisting entirely of directors who are not affiliated with OAM or its parent, Trident Rowan Group, Inc., recommended that the board do so.

Regulatory Approvals (page 29)


      To complete the sale, we must obtain approvals from Italian regulatory agencies.


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                                       9

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Tax consequences

      The sale will be a taxable transaction to us. However, we have a substantial basis in the shares we will be selling. Because of that, we do not expect to have to pay any significant taxes as a result of the sale.

Dissenters' Appraisal Rights

      Holders of our Class A common stock or other securities will not be entitled to dissenters' appraisal rights in connection with the sale.

Risk Factors

      The sale of the subsidiaries is subject to certain risks to which you should give particular consideration in evaluating whether to vote for the sale. They are discussed in the section of this proxy statement captioned "Risk Factors" beginning on page 11.

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                                       10

                                  RISK FACTORS

      You should particularly carefully consider the following risk factors in evaluating whether to vote in favor of the sale.

We were under substantial pressure to sell the subsidiaries rapidly

      The subsidiaries have been suffering significant cash losses. It is very possible that we would not have been able to obtain financing with which to fund those losses past July or August 2000. Therefore, it was very important that we be sold, or sell our subsidiaries, before then. Despite the urgent need to find a buyer for us or for our subsidiaries, we believe our bankers conducted an effective auction, that everyone who wanted to submit a proposal regarding a transaction with us was afforded sufficient time and information to do so, and that the price we are being paid is a very fair one. Nonetheless, it is possible that if we had had more time to complete a transaction, we might have gotten a higher price than what Aprilia has agreed to pay.

There are uncertainties about what we will do with the sale proceeds

      With respect to remaining proceeds, we have agreed with O.A.M., S.p.A., the holder of approximately 58% of our outstanding Class A common stock, and Trident Rowan, OAM's parent, that we will, as promptly as practicable after the closing of the sale, but in no event later than 90 days following the closing, hold a meeting of stockholders to consider and vote upon a proposal to liquidate all our assets and dissolve the Company. If we liquidate, our assets (i.e., the remaining proceeds of the sale) will be distributed to the holders of our Class A common stock. As a holder of Class A common stock, you will have an opportunity to vote on the proposal that will be liquidated . However, because OAM owns 58% of the Class A common stock, it can approve the liquidation even if no other stockholders vote in favor of it. Conversely, the liquidation will not be approved unless OAM votes in favor of it. Although OAM and Trident Rowan insisted that we agree to submit a liquidation proposal to our stockholders, OAM is not committed to vote its shares of Class A common stock for the liquidation proposal. During the period between the closing of the sale and the stockholder meeting relating to the liquidation proposal, we may seek to find other companies in which to invest proceeds from the sale. If we do so, we may propose the acquisition of, or an investment in, another company as an alternative to liquidation at the stockholder meeting.

Approximately $5.2 million of the purchase price of the operating subsidiaries will be held in escrow for between one and seven years

      Lit. 10.5 billion (approximately $5.2 million and approximately 12.5% of the sale proceeds after transaction expenses) will be paid into escrow instead of being paid to us. Of this, Lit. 8.5 billion will remain in escrow for one year and the remaining Lit. 2 billion will remain in escrow for seven years. That means that, if we liquidate our assets prior to the first anniversary of the closing, we will not be able to distribute a significant portion of our assets to our stockholders. Further, if there are claims against the escrow, the time when we will get access to what is held in escrow (if we ever do) could be delayed well beyond the first anniversary of the closing. And it is possible that, because of claims against the escrow, we will never receive a substantial portion of what is held in escrow.

There are several events which will reduce the conversion price of our Series B preferred stock

      There are several events which, among other things, will reduce the conversion price of our Series B preferred stock from $5 per share of Class A common stock (20 shares of Class A common stock for each share of Series B preferred stock) to $2 per share (50 shares of Class A common stock for each share of Series B preferred stock) and will require us immediately to redeem the Series B preferred stock for $100 per share, plus accrued and unpaid dividends. One of these events is stockholder approval of a sale of all or substantially all of our assets. In anticipation of this, in July 2000, we entered into an agreement with the holders of the Series B preferred stock in which the Series B preferred stockholders agreed not to convert their Series B shares prior to September 30, 2000 in exchange for our agreement to redeem the Series B preferred stock prior to September 30, 2000. If we fail to redeem the Series B preferred stock by September 30, 2000, the Series B preferred stockholders may convert their Series B shares into Class A common stock at any time. If all the Series B preferred stock were converted into Class A common stock at the reduced rate, that would more than double the outstanding Class A common stock and would dilute the per share interest of the Class A common stockholders in the Company and in proceeds of the sale of our subsidiaries by approximately a quarter.

We are required to redeem the Series B preferred stock by September 30, 2000, even if the sale is not consummated, and if we fail to redeem the Series B preferred stock by September 30, 2000, the holders of the Series B preferred stock may convert their Series B shares into Class A common stock at any time

      In early July 2000, we entered into an agreement with our Series B preferred stockholders in which we agreed to redeem the Series B preferred stock by September 30, 2000, in exchange for their agreement not to convert their Series B shares into Class A common stock prior to September 30, 2000. If we fail to redeem the Series B preferred stock by September 30, 2000, the holders of the Series B preferred stock may convert their Series B shares into Class A common stock at any time. Additionally, there are certain events which would reduce the conversion price of the Series B preferred stock to $2 per share of Class A common stock, including a default by us or our subsidiaries in obligations totaling more than $250,000. It is possible that our subsidiaries' current or future delinquencies in paying their trade debt would be such a default. We are also in violation of requirements in our Lit.10 billion (approximately $4.8 million) credit agreement with Centrobanca S.p.A. that we meet various financial ratio tests. Indeed, it is possible that, because of delinquent trade debt and violations of our credit agreement with Centrobanca, we were required to redeem our Series B preferred stock when it was issued. However, we have obtained acknowledgement from Fineco, S.A., the holder of approximately 48% of the Series B preferred stock that delinquent trade debt and certain violations of our credit agreement with Centrobanca S.p.A. existing when we issued the Series B shares is not an event that required us to redeem the Series B preferred stock or reduced its conversion price). Nonetheless, if Centrobanca were to declare our obligations under that credit agreement to be due, we probably would be required to redeem the Series B preferred stock, and the conversion price would be reduced to $2 per share. If for any reason the sale of the subsidiaries is not completed, we will still be required to redeem the Series B preferred stock, but we would not have the funds with which to meet that requirement. If we fail to redeem the Series B shares by September 30, 2000, the Series B preferred stock holders may convert their shares into Class A common stock at any time. If the stockholders approve the sale, but we fail to redeem the Series B shares, the conversion price of the Series B shares may be reduced. If the holders of the Series B preferred stock were to convert their shares into Class A common stock at the reduced conversion price, the existing holders of Class A common stock would suffer an approximately 50% dilution of their interest in the Company.

Almost all our directors (including at least one member of the special committee) had interests which could have affected their decisions to approve the sale of our subsidiaries

      The section of this proxy statement captioned "Interests of Certain Persons in the Sale" discusses factors other than the interests of the Class A common stockholders which may have influenced the decision of some of the directors to approve the sale. They include:

o OAM and its parent, Trident Rowan, have been required to make loans to us or to our subsidiaries to provide the funds our subsidiaries have needed to stay in business and to give guarantees on behalf of our subsidiaries. The sale will result in any of those loans which are outstanding being repaid and in OAM's being released from a guarantee of Lit.4 billion (approximately $1.9 million) of our subsidiaries' bank debt.

o OAM, Trident Rowan (of which two of our directors are principal officers), Wheatley Partners LP and Wheatley Foreign Partners LP (each of which is an affiliate of Barry Fingerhut, a director and a member of the special committee) and William Spier (a director) all own Series B preferred stock. In connection with the sale, we have agreed to redeem the Series B preferred stock by September 30, 2000, which is a benefit to the Series B preferred stockholders. Additionally, if the stockholders approve the sale, and as a result the conversion price of the Series B shares is reduced, and we fail to redeem the Series B shares by September 30, 2000, the Series B holders will benefit from such reduction.

o In connection with the sale, we have agreed to pay severance to Mark S. Hauser and Howard E. Chase, directors of the Company, and Emmanuel Arbib, a former director of the Company of $169,500, $51,400 and $37,900, respectively, in exchange for termination of their employment and consulting agreements with us.

If the sale doesn't take place, we may not be able to repay the loans Aprilia makes to our subsidiaries

      If necessary, Aprilia will be lending our operating subsidiaries whatever funds they require, up to Lit.10 billion, between May 2, 2000 and completion of the sale. Those loans will be secured by up to 25% of the equity and quota of our operating subsidiaries. There is a good chance that if the sale does not take place neither the operating subsidiaries nor we will be able to repay the loans. If we cannot repay the loans, Aprilia may acquire up to 25% of the equity and quota of our operating subsidiaries by foreclosing its security interests for far less than 25% of what it agreed to pay for the subsidiaries in the sale.

We will have to pay substantial transaction costs in connection with the sale which will substantially reduce the proceeds available to us in connection with the sale, and will substantially reduce the amount available for distribution to our stockholders

      In connection with the sale, we will have to pay transaction costs which we anticipate will be approximately Lit. 4.5 billion (approximately $ 2.2 million), which will substantially reduce the proceeds available to us in connection with the sale, and will substantially reduce the amount available for distribution to our stockholders. Total anticipated transaction costs payable in connection with the sale represent 5.5% of the gross proceeds of the sale. We believe that the fee payable to IMI in connection with the sale is Lit. 2.7 billion. However, because the fee is in dispute, the IMI fee could end up being as high as Lit. 10 billion (approximately $4.9 million), if IMI's interpretation of the engagement letter is upheld by a court of law. In such event, the IMI fee would represent 85% of the total anticipated transaction costs payable in connection with the sale and 12.3% of the gross proceeds of the sale. We believe this is substantially higher than investment advisory fees typically paid in connection with transactions similar to the sale. We are currently trying to get IMI accept a fee of Lit. 2.7 billion, but we may not be successful.

We will have to limit our investment of the sale proceeds in order not to be subject to the Investment Company Act of 1940

      Between the time we complete the sale of our subsidiaries and the time we use the proceeds to invest in other businesses or distribute them to our shareholders, we will hold a substantial amount of cash and will have no operating subsidiaries. If we were to invest that cash in investment securities other than U.S. Government securities, we would become required to register under the Investment Company Act of 1940. There are severe limits on what a company registered under the Investment Company Act can do, including a prohibition against its borrowing and strict limitations upon dealings between the company and significant stockholders. If, after we registered under the Investment Company Act, we acquired a significant operating business, we could terminate our registration under the Investment Company Act and cease being subject to its restrictions. However, that could complicate the process of our acquiring the operating business. If we invest the proceeds solely in U.S. Government securities, the yield on our investments will be substantially lower than what normally is sought by investors in operating companies.

                               THE SPECIAL MEETING
General

      This proxy statement is being furnished in connection with the solicitation by our board of directors of proxies from the holders of our Class A common stock for use at the special meeting. The special meeting will be held at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166, on August 11 2000 at 10:00 a.m., local time.

Matters to be Considered at the Special Meeting

      The purpose of the special meeting is to consider and vote on proposals
(1) to approve the sale of our operating subsidiaries, which are our only significant assets, to Aprilia S.p.A, and (2) to amend our Certificate of Incorporation to change our name to "Centerpoint Corporation". In addition, we will transact any other business that is properly brought before the special meeting.

Record Date; Required Vote; Shares Outstanding and Entitled to Vote; Quorum; Adjournment


Record Date
      The board of directors has fixed July 18, 2000 as the record date for the special meeting. Accordingly, only holders of shares of our Class A common stock at the close of business on July 18, 2000 are entitled to notice of and to vote at the special meeting.


Required Vote
      The affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock is required to approve the sale and name change proposals.

Shares Outstanding and Entitled to Vote
      As of the record date, there were 5,999,092 shares of our Class A common stock outstanding. They were held by approximately 100 holders of record. The holders of our outstanding Class A warrants, nominal warrants and Series B preferred stock are not entitled to vote at the special meeting.

Quorum
      Under our bylaws, the holders of two-thirds of the outstanding shares of our Class A common stock must be present in person or represented by proxy for there to be a quorum.

      Shares held of record by a broker which are present in person or represented by proxy will be counted for purposes of determining a quorum. If, however, a broker does not have discretionary authority to vote the shares on a matter in the absence of instructions from the beneficial owners, the shares as to which the broker does not have instructions will be considered "broker non-votes." Broker non-votes and abstaining votes will not be counted for or against a matter or for determining whether a quorum is present. However, because approval of the sale and the name change proposals each requires the affirmative vote of a majority of the outstanding shares of Class A common stock, abstentions and broker non-votes will have the same effect as votes against the proposals.

      If a quorum is not present, the stockholders present may adjourn the meeting, and any business which might have been transacted at the meeting as originally called may be transacted at the adjourned meeting.

Shareholdings

      As of the record date, our directors and executive officers and their affiliates, including Trident Rowan, of which three of our directors are directors, and OAM S.p.A., which is majority owned by Trident Rowan, beneficially owned approximately 64% of our outstanding Class A common stock. Accordingly, our directors, executive officers and their affiliates hold all of the shares required to approve the two proposals and 97% of the shares required for a quorum.

Voting Agreement

      The sale agreement contains a condition that OAM, S.p.A. (the holder of approximately 58% of the outstanding shares of Class A common stock) agree to vote its capital stock for the sale, and by letter to Aprilia dated April 14, 2000, OAM agreed to do this. In the letter OAM also agreed, among other things, to cause us to take such actions as may be required to change our name to remove the words "Moto Guzzi."

Voting of Proxies

      Voting instructions are included on your proxy card. If you submit a properly executed proxy to us in time to vote, the individuals named as your proxy will vote your shares as you have directed.

If you submit a signed proxy card and no instructions are indicated, your shares will be voted FOR the proposal to approve the sale and FOR the proposal to change our name.

      If any matters other than the two proposals are properly presented at the special meeting, including consideration of a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed proxy card will have discretion to vote on those matters in accordance with their best judgement. We are not aware of any matters which will be presented at the special meeting other than the two proposals.

Voting by Mail


      To submit a proxy by mail, you must sign, date and mail your proxy card and return it in the enclosed pre-addressed prepaid envelope in time for us to receive it prior to the special meeting.


Voting Electronically or by Telephone


      Because Delaware, the state in which we are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or sending voting instructions to your broker, you may submit your proxy or voting instructions by telephone, and if your shares are registered in the name of your brokerage firm or bank, you may vote electronically through the Internet. Arrangements for using the Internet, if available, will be forwarded to you by your broker. You should check your proxy card or the voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

      The telephone and Internet procedures for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Holders of record may submit their proxies by telephone by calling the toll-free number 1-800-849-5629 and following the recorded instructions. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you would have to pay.




Revocation of Proxies

      If you give a proxy, you may revoke it at any time before it is voted. Proxies may be revoked by:

      o filing with our corporate secretary (including by telegram or facsimile) a written notice of revocation bearing a later date than the date of the proxy;

      o     giving written notice of revocation at the special meeting;


      o executing and delivering a later-dated proxy relating to the same shares, including a later proxy given by telephone or Internet; or


      o attending the special meeting and voting in person with regard to a matter.

      Attendance at the special meeting will not in and of itself revoke a proxy. However, voting in person with regard to a matter will revoke any proxy you may have given with regard to that matter. Any written notice of revocation either must be delivered at the special meeting or must be sent in time to be received before the day of the special meeting.



Solicitation of Proxies

      We will bear the cost of soliciting proxies, including the cost of printing and mailing this proxy statement. In addition to the solicitation by mail, our directors, officers and employees may solicit proxies from stockholders in person or by telephone, telegram or electronically. Those directors, officers and employees will not receive additional compensation for that solicitation but may be reimbursed for their out-of-pocket expenses. We have also retained a proxy solicitation firm, Georgeson Shareholder Communications Inc., to aid it in the solicitation process.

We will pay that firm a fee that is not expected to exceed $8500, plus reasonable expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the solicitation of votes from beneficial owners of shares held of record by such persons. We will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

Other Matters

      We do not know of any business which will be presented at the special meeting, other than the proposals regarding the sale of our subsidiaries and the change of our name. If any other matters properly come before the meeting, the proxy holders will vote the shares represented by proxies with respect to those matters in accordance with the proxy holders' judgement.

                                   PROPOSAL 1
                              SALE OF SUBSIDIARIES

      On April 14, 2000, we signed a sale agreement in which we agreed to sell our four operating subsidiaries (Moto Guzzi, S.p.A., MGI Motorcycle GmbH, Moto Guzzi France S.a.r.l. and Moto Guzzi North America, Inc.) to Aprilia S.p.A. for Lit. 71.5 billion (approximately $35.2 million) plus or minus the amount by which the subsidiaries' net worth at April 30, 2000 is more or less than its net worth at December 31, 1999 (which we anticipate will increase the sale price by approximately Lit.8.0 billion (approximately $3.9 million)). In addition, Aprilia will satisfy debts of the subsidiaries to us totaling approximately Lit.2.1 billion (approximately $1.0 million) and cause OAM to be released from a Lit.4 billion (approximately $1.9 million) guarantee of obligations of the subsidiaries. Because the sale of the four subsidiaries will be a sale of substantially all our assets, the transaction cannot take place unless it is approved by holders of a majority of our outstanding Class A common stock. The holders of our Class A common stock will be asked to vote at the special meeting on a proposal to give that approval.

Background of the sale

      We have suffered recurring losses from operations and negative cash flows during the last three years. Arrears of payment to suppliers, which reached approximately Lit.15 billion (approximately $7.4 million) in January 2000, affected component supply and production in the first quarter of 2000 and thus limited our ability to generate cash from operations.

      In December 1999, following the termination of negotiations with a company in the motorcycle business concerning a possible equity investment in us, and with our knowledge and consent, Trident Rowan, the parent company of our majority stockholder, O.A.M. S.p.A., engaged Banca d'Intermediazione Mobiliare IMI S.p.A. ("IMI"), an Italian investment bank, to seek short term financing for us and to pursue strategic alternatives to enhance shareholder value.

      On January 4, 2000 representatives of IMI spoke by telephone with certain of our directors to discuss potential alternatives regarding us and presented an outline and timetable for conducting an auction of us and our assets. During January 2000, representatives of IMI contacted over thirty potential buyers and investors concerning a possible transaction with us. By the third week of January, seventeen potential buyers and investors executed the confidentiality agreements requested by IMI. IMI distributed an information memorandum on us to each of these parties, and requested that these parties submit written, non-binding offers for a possible transaction with us by February 11, 2000.

      The deadline of February 11th was subsequently extended by one week to February 18th.

      In early February, a representative of IMI met with Mark Hauser, our Chairman, about the state of the auction. This meeting was followed on February 7th by a meeting with our directors and Mark Segall, a director of Trident Rowan. At the time, IMI expressed its concern about our financial position and its potential negative impact on the sale process.

      On February 16th representatives of IMI met with Trident Rowan's U.S. counsel, Kramer Levin Naftalis & Frankel LLP, to explore structural issues. In particular some potential buyers had indicated concern about their ability to secure 100% of us in light of our being a listed company and the number of warrants and similar instruments in circulation.

      During January and February, our operations were at risk as a result of a failure to timely pay our suppliers, and IMI believed that public knowledge of this fact was interfering with IMI's ability to conduct the auction process. On February 16th IMI advised us that a substantial capital investment in us was needed to ensure the completion of the sale process. In response, on February 25, 2000 we issued an aggregate of $12.35 million in Series B preferred stock to Fineco, S.p.A., O.A.M., S.p.A., Trident Rowan, Wheatley Partners, LP and Wheatley Foreign Partners, LP (each of which is an affiliate of Barry Fingerhut, one of our directors) and William Spier (a director). Of this, shares with a liquidation value of $9.5 million were issued for cash, and shares with a liquidation value of $2.85 million were issued in consideration of the conversion of outstanding indebtedness.

      By February 18th, IMI had received preliminary offers from four parties, each relating to a proposed acquisition of 100% of our shares. Three of these parties continued in negotiations with us and engaged in due diligence on us.

      Following subsequent feedback from one potential buyer that it would only entertain the purchase of the four operating subsidiaries and no other transaction structure, IMI communicated to potential buyers that it would entertain bids for the four subsidiaries, but would give preference to bids for our shares if the offer price were similar.

      Each of the parties who had expressed an interest was provided with access to a data room and our material documents, oral presentations by management, legal presentations and access to our facilities. A deadline of April 7th was set for the submission of final proposals, which were requested to be in the form of draft purchase agreements containing all principal terms.

      On April 7th, IMI received three firm offers. The most competitive offer (which was from Aprilia) was for cash and ready for signature with negotiated schedules. The second offer was in line with the first offer economically but was made subject to the buyer's ability to raise financing and certain open contractual matters and with schedules and other details still to be negotiated. The third offer was lower economically, was in part in cash and in part in stock, and was without schedules and with some key parts of the contract to be negotiated.

      On April 9th, members of a special committee of our board comprised of Barry Fingerhut, David Mitchell and Frank O'Connell, representatives of IMI, Clifford Chance Rogers & Wells LLP, our U.S. counsel, and Studio Carnelutti, Italian counsel to Trident Rowan and the Company, met. Representatives of IMI and Studio Carnelutti explained in detail the underlying auction process, which had led to the presentation of the offers by Aprilia and by two other trade buyers. There was a further analysis and discussion about the terms and conditions of each of the offers. Aprilia's offer was considered by the special committee to be the most attractive from both an economic and a legal point of view. The committee, however, expressed a desire to eliminate the proposed escrow account following the sale.

      In the morning of April 10th, the board of Trident Rowan met in the presence of representatives of IMI, Kramer Levin Naftalis & Frankel LLP and Studio Carnelutti. The Trident Rowan board approved a proposed side letter to be signed by OAM, which, among other things, committed OAM to vote in favor of the sale at our stockholder meeting which would be required to be held to authorize the sale, subject to our entering into a side letter with OAM and Trident Rowan in which we agreed, among other things, to pay IMI's fees in connection with the sale. In addition, the Trident Rowan board authorized IMI to complete a final auction based on the April 7th offers.

      In the afternoon of April 10th, our board of directors, including the special committee of our board, and representatives from Clifford Chance Rogers & Wells LLP, IMI, Studio Carnelutti and Kramer Levin Naftalis &Frankel LLP met to discuss and review the bids submitted by the final bidding companies. In the hours before this board of directors meeting, two of the bidders had improved their offers.

      IMI presented our board and the special committee with its analysis of the bids, and delivered its oral opinion that each of the bids was fair from a financial point of view to our stockholders. After discussion, the Aprilia offer was selected as the best by both the special committee and by our board of directors. They also approved permitting Aprilia to assume management control of the subsidiaries beginning May 1, 2000 if it would assume responsibility for the subsidiaries' operating results from that date.

      The special committee gave IMI a mandate to grant Aprilia exclusivity until April 14th by which date the sale agreement was to be finalized. In addition IMI was instructed to secure from Aprilia a reduction in the duration of the first installment of the escrow amount, and our board of directors granted Mr. Gianni Bulgari the power to execute the sale agreement and any other necessary documents.

      On April 13th, agreement was reached on changing the date for the release of the first installment under the escrow agreement from 24 to 12 months.

      On the morning of April 14th, OAM signed the side letter with Aprilia, and we signed our side letter with OAM and Trident Rowan. In the afternoon, the sale agreement was signed by Mr. Bulgari on behalf of us and by Aprilia.

      On May 2 an initial payment by Aprilia of Lit.71.5 billion (approximately $35.2 million) was placed in escrow with IMI while the shares of the subsidiaries were placed in the custody of San Paolo Fiduciaria, S.p.A. and Siref, S.p.A.

Chronology of events related specifically to Aprilia's offer

      Over a period of more than four years, Aprilia had made sporadic approaches about the possibility of its acquiring us or our trademark.

      On December 23, 1999, following IMI's receipt of our mandate, a representative of Caretti & Associati, Aprilia's advisor, met with representatives of IMI. At the meeting the parties discussed Aprilia's interest in participating in the auction process.

      On January 28, representatives of IMI met for the first time with Mr. Ivano Beggio, Aprilia's Chairman and sole stockholder, who confirmed a strategic interest in pursuing a transaction. This was followed by a meeting with representatives of Caretti & Associati (Aprilia's bankers) and Aprilia management representatives where an initial information request list was discussed.

      On February 4, IMI met Caretti & Associati and Studio Visconti, Aprilia's lawyers, to discuss a potential transaction. The capital structure and corporate structure were the most important issues discussed. IMI was informed that Aprilia preferred to acquire our subsidiaries. Our capital structure, and the warrants in particular, combined with the fact that our shares were listed in the U.S., presented complications from Aprilia's point of view.

      On February 16th, Aprilia began reviewing materials in a data room which we had created.

      On February 16th, a representative of IMI went to New York and met with Aprilia's American counsel, Simpson Thacher and Bartlett, to discuss structuring issues related to the acquisition of 100% of us. On February 17th, representatives of Kramer Levin Naftalis & Frankel LLP and Simpson Thacher and Bartlett discussed the structuring issues related to the acquisition of 100% of our shares.

      On February 17th, IMI organized a meeting between Nick Speyer, our chief financial officer, and the Aprilia team. During the meeting, our situation was discussed with a focus on major issues, including inventories, product warranties and suppliers. At that point, we had arrears of payment to suppliers of approximately Lit.15 billion ($7.5 billion) that were leading to component shortages and operational difficulties. Inventories were high compared to our output, which raised concerns of potentially significant levels of obsolescence. Warranty management and insurance of second and third year warranty costs were no longer outsourced as from January 2000 and we had to establish a new warranty policy for financial reporting as a consequence of this change. At the end of the two data room days, and the above discussions, an additional information request was submitted by Aprilia. As a consequence, IMI suggested an additional data room section once the new information was ready.

      On February 18th, IMI met with Caretti & Associati in order to assess the level of confidence that Aprilia had reached through the analysis of the data room material. In that meeting, IMI suggested that Carnelutti commence working on a draft sale agreement which would constitute the form of the final offer and which should aim to be as binding and definitive as possible. At that meeting Aprilia communicated that it would only be submitting a bid for our four operating subsidiaries.

      On February 23, IMI organized a second data room providing additional material to be examined. Two days later, IMI organized a conference call between the Aprilia team and Nick Speyer to explain in more detail the inventory valuation.

      On March 3, IMI, Studio Carnelutti, Studio Visconti and Caretti & Associati discussed the first draft of the sale agreement. Different sections were allocated between the two parties' lawyers for reworking.

      On March 7th, IMI organized the first meeting with Arthur Andersen, our auditors, with the objective of explaining to Aprilia's advisors the level of audit work that had been performed with regard to us in previous years. During the meeting, Arthur Andersen also explained the time that would be needed to complete the audit work for the fiscal year ended 1999.

      On March 10th and 13th, IMI organized another data room, which included the old materials with updates on the legal materials and updates on MGI Motorcycle Gmbh and Moto Guzzi France Sarl. On March 15th, IMI organized a separate data room in New York for Moto Guzzi North America, Inc.

      On March 23, Studio Carnelutti and Studio Visconti met to finalize the drafting of the sale agreement and on March 24 IMI organized a second meeting among Nick Speyer, Arthur Andersen and Aprilia's other advisors to discuss the type of aggregated or consolidated numbers that would be taken into consideration for the proposed purchase price adjustment. The issues discussed in the meeting were the audit timetable and aggregation consolidation principles that would be used for the closing balance sheet. Arthur Andersen assured that the audit was on schedule and expected the 1999 audited numbers to be ready by mid April 2000.

      On March 28, IMI organized a further meeting between Nick Speyer and Aprilia's advisors to discuss the 1999 preliminary numbers and the schedules that would be part of the sale agreement for the determination of the purchase price adjustment. The net loss for 1999 was slightly increased from the first draft projections Aprilia had received in February.

      On March 29th, IMI and Studio Carnelutti met with Aprilia's advisors with the objective to finalize the sale agreement. Aprilia's advisors indicated that
- apart from an automatic adjustment to its original offer of Lit. 85 billion which would come about from losses as from October 1, 1999, as well as an upward adjustment in respect of recent capital injections - it intended to reduce its offer by Lit. 6 billion (approximately $2.9 million) due to various due diligence findings, including the poorer than expected 1999 results. The meeting finished early due to disagreement on this pricing issue.

      On March 31, an IMI representative met with a representative of Caretti & Associati to explain the procedures for submitting a bid on or before April 7th to be considered at meetings of the Trident Rowan board and our board which were scheduled for April 10th.

      On April 3, IMI participated to a final drafting section with Aprilia's advisors. On April 5, there was another meeting where final schedules were attached to the contract and on April 6, Aprilia's board approved the bid which was given to IMI.

      The special committee of our board met with representatives of IMI, Studio Carnelutti and Clifford Chance Rogers & Wells LLP on April 9th to discuss the transaction and the recommendation the special committee would make at the board meeting scheduled for the following day. After identifying the Aprilia proposal as the most attractive of the three proposals which had been presented, the special committee instructed IMI to request that Aprilia assume management control as from May 1, 2000, and bear any operating losses from that date. The special committee felt the proposed base price was too low. It also was concerned that (a) losses to the expected July or August closing date of the transaction could reduce the sale price below an acceptable level and (b) we might not have sufficient funds to be able to absorb those losses. Therefore, the special committee instructed IMI to attempt to get Aprilia to increase the base purchase price, to take over management control of the subsidiaries effective May 1, 2000, and, because it would have management control of the subsidiaries after May 1, (i) to have the purchase price adjustment be limited to changes in net worth between December 31, 1999 and April 30, 2000 and (ii) to have Aprilia bear (and fund) any operating losses, and retain any operating profits, after May 1.

      In the afternoon of April 10th, at our offices, our board of directors and the special committee met in the presence of representatives of IMI, Clifford Chance Rogers & Wells LLP, Carnelutti and Kramer Levin Naftalis & Frankel LLP. Prior to the board of directors meeting, Aprilia increased its offer by Lit 2.5 billion (approximately $1.2 million) and agreed to assumption of management responsibility from May 1, 2000 under which it would also assume responsibility for all losses commencing from that date. In addition, IMI presented an analysis that showed that Aprilia's offer was the most binding of all those submitted in the sense that, once signed, completion was subject only to matters within our control or which were considered extremely likely to occur. Other offers involved both contractual matters which still had to be resolved and proposed closing conditions which we would not be able to control.

      In agreeing to grant Aprilia exclusivity until April 14, the board gave IMI a further mandate to negotiate a reduction in the date for the release of the first installment of the escrow amount from 24 to 12 months.

      Between April 10th and April 13th there were further negotiations regarding the terms of the transaction. As a result of those negotiations, the date for the first release of funds from escrow was reduced to 12 months from 24 months. Also, it was agreed that Aprilia's obligation to fund losses between May 1 and the closing date would be limited to making loans to the subsidiaries totaling up to Lit. 10 billion (approximately $4.9 million), which would be immediately repayable if the sale agreement was terminated, and which would be secured by up to 25% of the stock and quota of each of the operating subsidiaries.

      In the morning of April 14, OAM signed the voting agreement and we delivered our side letter to OAM and Trident Rowan. In the afternoon the sale agreement was signed. Aprilia and we issued a joint press release announcing the execution of the sale agreement that day.

Our Reasons for the sale; Recommendations of our Board of Directors

      The special committee of our board of directors determined that the sale is our best interests and the best interests of our stockholders and unanimously recommended that our board approve the sale. Our board of directors has determined that the sale is advisable, fair to and in our best interests and the best interests of our stockholders and has unanimously approved the sale.

      In reaching their respective determinations, the special committee and the board of directors considered a number of factors, without assigning any relative weights to them. They included the following:

      o historical information concerning the business, financial performance and condition, management, competitive position and prospects of our subsidiaries;

      o     our historical stock prices and operating performance;

      o that IMI was able to induce Aprilia to increase the purchase price above what it had initially proposed;

      o that we had announced in February 2000 that we had engaged IMI to seek interim financing and to pursue strategic alternatives and the possibility of our being sold, and IMI had contacted a large number of possible purchasers and had conducted an auction among those who expressed interest in a possible transaction in which potential purchasers were afforded sufficient time and information to submit proposals; with the result that three firm proposals were received of which Aprilia's was the most attractive;

      o that IMI had informed the special committee and the board, and has subsequently confirmed in writing that the sale consideration to be received from Aprilia is fair, from a financial point of view, to our stockholders; and

      o the determination that we would not be able to achieve on a stand-alone basis stockholder value equal to the sale consideration being paid by Aprilia.

      In reaching their respective conclusions, the special committee and board also considered the following factors, which they believed mitigated against the sale:

      o     the fact that we will have no operating business after the sale;

      o the fact that we will have to pay substantial transaction costs in connection with the sale (anticipated to be Lit. 4.5 billion (approximately $ 2.2 million), of which Lit. 2.7 billion (approximately $1.3 million) is the anticipated amount of the fee payable to IMI, our investment advisor);

      o the fact that a portion of the sale proceeds will be held in escrow for up to seven years;

      o the possibility that Aprilia may make changes to our subsidiaries before the sale takes place which, if the sale is not completed, will make it even more difficult than it had been to make the subsidiaries operate successfully;

      o the possibility that if the sale is not completed, we will not be able to repay sums Aprilia lends to our subsidiaries between May 2, 2000 and the time the efforts to complete the sale terminate;

      o the fact that our need to complete a transaction quickly may have limited our ability to be sure we are getting the highest possible price for our subsidiaries;

      o     the risk that the sale would not be completed; and

      o the risk that the announcement of the sale and the efforts necessary to complete the transaction could disrupt operations by, among other things, diverting management and other resources from day-to-day operations.

      In making its determination to enter into the sale agreement, the special committee and our board weighed the factors described above, both positive and negative, and determined that the positive factors clearly outweighed the negative factors. In view of the wide variety of information and factors considered, the special committee and our board did not find it practical to, and did not, assign any relative or specific weights to any of the factors, and individual directors may have had different views as to which factors were more significant than others.

      In reaching its conclusions, the special committee and our board were aware of the potential benefits to be realized by its officers, directors and certain stockholders from the sale, which are described below under the caption "Interests of Certain Persons in the Sale."

      Other than considerations described above which the special committee and our board believed mitigated against the sale, neither the special committee nor the board identified any particular risks or adverse effects on non-affiliated stockholders.

      The discussion above of factors deemed material by the special committee and the board in considering the sale is not intended to be exhaustive, but is believed to include all the material factors which they considered.

      The board of directors, acting on the recommendation of a special committee of its members, has unanimously approved the sale agreement and the sale and unanimously recommends to the stockholders that they approve the sale.

Terms of Engagement of IMI

By letter dated December 23, 1999, Trident Rowan, the parent company of OAM, our majority stockholder, engaged IMI to seek short term financing for us and to pursue strategic alternatives to enhance stockholder value. Pursuant to its engagement letter IMI is due a fee based upon the value of the transaction. We believe that the fee payable to IMI in connection with the sale is Lit. 2.7 billion. However, because the fee is in dispute, the IMI fee could end up being as high as Lit 10 billion (approximately $4.9 million), if IMI's interpretation of the engagement letter is upheld by a court of law. The engagement letter also requires Trident Rowan and OAM to reimburse IMI for all out-of-pocket expenses, including the fees of any other advisor, arising out of the engagement and agreed to indemnify IMI and certain related persons and entities for certain losses, claims, damages or liabilities arising out of IMI's engagement. By letter dated April 14, 2000, in order to induce Trident Rowan and OAM to deliver their voting agreement to Aprilia, we agreed to pay IMI's fees in connection with the sale.

      IMI is a well known Italian investment banking and advisory firm. IMI, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Opinion of Financial Advisor

      Trident Rowan, our ultimate parent company, retained IMI to act as its exclusive financial advisor in connection with a review of our strategic alternatives and the proposed sale transaction based upon IMI's substantial experience with transactions similar to the sale transaction. On April 14, 2000, IMI delivered to the our board and the special committee its oral opinion that the estimated total cash payment (the "Estimated Total Consideration") from Aprilia contained in the sale agreement was fair from a financial point of view to the holders of the our stock. IMI subsequently delivered to our board and the special committee its written opinion, dated April 14, 2000, that, based upon and subject to the factors and assumptions set forth therein, as of such date, the Estimated Total Consideration was fair from a financial point of view to the holders of our stock.

      The full text of the IMI opinion, which sets forth the procedures followed, assumptions and qualifications made, matters considered and limitations on the review undertaken by IMI, is attached as Annex C to this proxy statement. You are urged to read the IMI opinion carefully and in its entirety. The IMI opinion was provided to our board and the special committee for its information in connection with its consideration of the sale and does not constitute a recommendation to any stockholder as to how to vote on the proposals. The summary of the IMI opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the IMI opinion.

      In preparing the IMI opinion, IMI performed a variety of financial and comparative analyses, including those described below. The summary of IMI's analyses set forth below does not purport to be a complete description of the analyses underlying the IMI opinion or the presentation made by IMI to our board and the special committee. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, IMI did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, IMI believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the IMI opinion.

      In performing its analyses, IMI made numerous assumptions with respect to our industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business used in such analyses as a comparison is identical to us or the proposed sale, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained in the analyses performed by IMI are not necessarily indicative of actual values or future results, which may be significantly more or less favourable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the IMI opinion and IMI's presentation to our board and special committee were among several factors taken into consideration by our board and the special committee in making their determinations to approve the sale. Consequently, the IMI analyses described below should not be viewed as, and were not, determinative of the opinions of our board and the special committee with respect to the proposed sale.

      In arriving at its opinion, IMI reviewed, among other things, (i) the sale agreement; (ii) a draft of our Annual Report on form 10-K for the year ended December 31, 1999; (iii) the Form S-4 Registration Statement relating to the merger of Moto Guzzi Corp. with and into North Atlantic Acquisition Corp., as amended; (iv) the Annual Reports on Form 10-K of Trident Rowan for the four years ended December 31, 1998; (v) certain of our Quarterly Reports on Form 10-Q; and (vi) certain internal financial analyses and forecasts for us prepared by its management. IMI also held discussions with members of our senior management and of Trident Rowan regarding the strategic rationale for, and potential benefits for stockholders of, the sale and our past and current business operations, financial condition and future prospects. IMI also considered certain financial and stock market data of the Company, compared that data with similar data for other publicly held companies in businesses similar to us and considered the financial terms of certain other transactions which have recently been effected. In addition, IMI considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

      In connection with its review, IMI did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, IMI assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. IMI also assumed, with our consent, that the sale would be consummated in the manner and on the terms set forth in the sale agreement and that in the course of obtaining the necessary legal, regulatory and third party consents and approvals no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the sale. IMI was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor was it furnished with any such evaluations or appraisals. IMI was not requested to undertake, and did not undertake, an analysis of the tax impact of the proposed sale on our stockholders. The IMI opinion is necessarily based upon financial, economic, market, exchange rate and other conditions as they existed and could be evaluated at the date thereof. IMI did not express any opinion as to what the value of our capital stock actually will be subsequent to April 14, 2000 and subsequent to completion of the proposed sale.

      The following is a summary of the analyses performed by IMI in connection with the preparation of the IMI opinion.

      Comparative Stock Price Performance Analysis. IMI reviewed the per share daily closing prices of our Class A common stock over the six month period from November 5, 1999 to April 7, 2000 compared with the performance of other U.S. and European motorcycle manufacturers including Harley-Davidson Inc. and Ducati Motor Holding S.p.A. IMI also reviewed our high, low and average per share daily closing stock prices for the six month period ending April 7, 2000 and computed the premium or discount of the estimated total consideration given the number shares outstanding in relation to the aforementioned prices. IMI observed that the estimated total consideration represented a premium of approximately 21% over the average stock price in the preceding six months (and a premium of 76% above the low and a discount of 21% below the high). IMI also observed that in the same six month period the Italian Lira devalued by approximately 8% thereby reducing the dollar value of the estimated total consideration and that the sale process was public knowledge for a large part of the period.

      Discounted Cash Flow Analysis. IMI performed a discounted cash flow analysis for the years 2000 to 2004 to estimate the present value of the stand-alone unlevered free cash flows that we are expected to generate if we perform in accordance with scenarios based on certain financial forecasts. For purposes of this analysis, unlevered cash flows were defined as unlevered net income plus depreciation plus amortization less capital expenditures less investment in working capital.

      IMI performed its analyses based on financial forecasts provided to it by us for two separate business scenarios: a base case (the "Base Case") and a sensitivity case (the "Sensitivity Case"). The Base Case reflects our current business plan, including our management forecasts for the years 2000 to 2004. The Sensitivity Case includes management's adjustments to the Base Case to provide for higher investment outlays, slower sales growth and consequently lower operating margin expansion.

      The Base Case projections included (i) projected revenues of Lit. 95.9 billion, Lit. 115.9 billion, Lit. 148.0 billion, Lit. 194.0 billion and Lit.
270.5 billion in 2000, 2001, 2002, 2003 and 2004 and (ii) projected net
(loss)/income of (Lit. 8.6 billion), (Lit. 4.2 billion), Lit. 4.9 billion, Lit.
14.5 billion and Lit. 31.1 billion in 2000, 2001, 2002, 2003 and 2004.

      We informed IMI that the Base Case projections were based on several significant assumptions. The Base Case projections are influenced significantly by the investments needed to generate competitive production efficiencies, by R&D outlays to create new product models, by pricing per unit and by the success of new product models. The Base Case projections assume a tripling of sales from 6,600 units in 2000 to 18,000 units by 2004.

      IMI calculated our terminal values based on perpetual free cash flow growth rates ranging from 3.0% to 4.0%. The unlevered free cash flow streams and terminal values were then discounted using a range of discount rates from 11.0% to 13.0%. The range of discount rates was selected based in part on an analysis of comparable companies' weighted average costs of capital, the experience and professional judgment of IMI with respect to the motorcycle manufacturing industry and our particular financial and operating circumstances. Based on this analysis, our implied enterprise value (i.e. value of equity plus book value of debt less cash) for us ranged from approximately Lit.79 billion to Lit.136 billion for the Base Case and from approximately Lit.47 billion to Lit.88 billion for the Sensitivity Case. IMI observed that the estimated enterprise value of the sale i.e. Lit.134 billion (being the Estimated Total Consideration plus estimated debt less cash in the Management Accounts at April 30, 2000) represented a premium in all cases excepting the upper value of the Base Case.

      Comparable Companies Analysis. This methodology involves comparing selected financial, operating and stock market data for us to corresponding data of selected companies in the U.S. and European motorcycle industry and in particular to Harley-Davidson and Ducati. Normally comparisons are made using the stock prices as multiples of the respective 2000 and 2001 earnings per share ("EPS") as well as using enterprise values as multiples of the respective 2000 and 2001 sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). In this case, however, we are forecast to have negative EPS and EBIT for the years 2000 and 2001 and negative EBITDA in 2000 and a very low EBITDA of Lit. 3.6 billion in 2001 and therefore the methodology cannot be applied except for enterprise value sales multiples.

      In the case of enterprise value/sales multiples the proposed sale gives a multiple for the year 2000 and 2001 of 1.4x and 1.2x compared with 4.6x and 3.9x for Harley-Davidson and 1.6x and 1.4x for Ducati when applying Institutional Brokers Estimate System ("IBES") sales forecasts for 2000 for the latter two companies. IBES is a data service that monitors and publishes compilations of sales and earnings estimates by selected research analysts regarding companies of interest to institutional investors. IMI did not review the methodologies or assumptions used by IBES in compiling its estimates and IBES was not asked to consent to the use of its name herein.

      Comparable Transactions Analysis. This methodology involves comparing the multiples of the sale with multiples of other transactions in the U.S. and European motorcycle industry. As with the above comparable companies analysis, our financial forecasts for 2000 and 2001 limit the application of this methodology to enterprise value/sales. IMI compared the proposed sale with the acquisition of 50% of Ducati by a financial investor group led by Texas Pacific Group in March 1996. The Ducati transaction involved enterprise value/sales of 2.3x and 1.2x for the first two forecast years compared with 1.4x and 1.2x for the proposed sale.

Interests of Certain Persons in the Sale

      In considering the recommendation of the board of directors with respect to the sale, stockholders should be aware that certain of our directors and officers may have interests with regard to the sale which are different from the interests of the other stockholders. They include:

      o OAM and its parent, Trident Rowan, which have been required to make loans to us or to our subsidiaries to provide the funds our subsidiaries have needed to stay in business. Most of these loans were converted into Series B preferred stock in February, 2000. Also, OAM has been required to guarantee some of our debt. The sale will end the need for OAM and Trident Rowan to make loans to us (which they may not in any event have funds to do) and in OAM's being released from a guarantee of Lit.4 billion of our subsidiaries' bank debt. One of our directors is a principal officer of Trident Rowan and an additional two of our directors are directors of Trident Rowan.

      o Certain of our officers and directors will continue to hold positions in the subsidiaries after the sale.

      o In connection with the sale, we have agreed to pay severance to two of our directors, Mark S. Hauser and Howard E. Chase, and to Emmanuel Arbib, one of our former directors, of $169,500, $51,400 and $37,900, respectively, in exchange for termination of their employment and consulting agreements with us.

      o OAM, Trident Rowan (of which one of our directors is a principal officer and an additional two of our directors serve as directors), Wheatley Partners, LP and Wheatley Foreign Investment, LP (each of which is an affiliate of Barry Fingerhut, a director and a member of the special committee) and William Spier (a director) all own Series B preferred stock. If our stockholders approve the sale of our operating subsidiaries, the conversion price of the Series B preferred stock will be reduced. In anticipation of this, in July 2000 we entered into an agreement with the Series B preferred stockholders in which we agreed to redeem the Series B preferred stock by September 30, 2000, in exchange for their agreement not to convert their Series B preferred stock into Class A common stock prior to that date. If we fail to redeem the Series B preferred stock by that time, the holders of the Series B preferred stock will be able to convert their Series B shares into Class A common stock at any time. If our stockholders approve the sale, and we fail to redeem the Series B preferred stock by September 30, 2000, the Series B holders also may be able to convert their Series B shares at the reduced conversion price. Based upon estimated total net sale proceeds of Lit.68.4 billion approximately $33.6 million) (including sums held in escrow), if all the Series B preferred stock is converted at the reduced price, the sale proceeds available with regard to the shares of Class A common stock issuable upon conversion of the shares of Series B preferred stock at the reduced conversion price will be approximately 35% more than the redemption price of the Series B preferred stock.

                         THE SALE AGREEMENT AND THE SALE

      The following is a summary of significant provisions of the sale agreement. The sale agreement is attached as Annex A. You should read the sale agreement for a complete understanding of its terms.

Structure of the Sale

      The sale agreement provides that, following the approval of our stockholders and the satisfaction or waiver of some other conditions, Aprilia S.p.A. will acquire from us all of the outstanding shares of Moto Guzzi S.p.A. and Moto Guzzi North America, Inc., all of the outstanding quota of MGI Motorcycle GmbH and 99% of the outstanding quota of Moto Guzzi France S.a.r.l. (Aprilia will acquire the remaining 1% of Moto Guzzi France S.a.r.l. from the person who owns it).

The Sale Consideration

      The sale price for the shares of the subsidiaries will be Lit. 71.5 billion (approximately $35.2 million) plus or minus the amount by which the subsidiaries' net worth at April 30, 2000 is more or less than its net worth at December 31, 1999 (which we anticipate will increase the sale price by approximately Lit.8.0 billion (approximately $3.9 million)). In addition, Aprilia will satisfy debts of the subsidiaries to us totaling approximately Lit.2.1 billion (approximately $1.0 million) and cause OAM to be released from a Lit.4 billion (approximately $1.9 million) guarantee of obligations of the subsidiaries.

Escrow

      Aprilia will pay Lit 10.5 billion (approximately $5.2 million) of the estimated Lit.81.6 (approximately $40.1 million) sale proceeds into an escrow account, instead of paying it directly to us. Aprilia will be able to use the escrow fund to satisfy any claims it may have that our representations and warranties in the sale agreement were not correct. The sum held in escrow in excess of Lit.2 billion (approximately $1.0 million) plus the amount of any claims which have been made against the escrow fund, will be released to us on the first anniversary of the closing of the sale of the subsidiaries, and the balance of the escrow fund, to the extent it is not subject to claims, will be released to us on the seventh anniversary of the closing.

Time of the Sale

      The closing of the sale of the subsidiaries will take place promptly after our stockholders approve the sale and a change of our corporate name to eliminate the words "Moto Guzzi." The sale agreement will automatically terminate if these stockholder approvals are not obtained by August 31, 2000.

Management of Subsidiaries after May 2, 2000

      We agreed that beginning May 2, 2000, Aprilia would oversee the management of the four subsidiaries. To facilitate this, we put two Aprilia designees on the board of directors of each of the subsidiaries beginning May 2, 2000. Aprilia is required to lend the subsidiaries any funds they need, and cannot otherwise obtain, between May 2, 2000 and the time the sale is completed or the sale agreement is terminated. The loans will have to be repaid if the sale agreement is terminated. If Aprilia makes loans to the subsidiaries, we have to give Aprilia security interests in up to 25% of the equity and quota of each of the subsidiaries as security for the obligation to repay the loans. During the period Aprilia is overseeing the operations of the subsidiaries, it must cause the subsidiaries to conduct their operations in the ordinary course.

Voting Agreement; Our agreement to pay IMI's fees and to present a liquidation proposal to our stockholders within 90 days of the closing of the sale

      The sale agreement contains a condition that OAM, S.p.A. (the holder of approximately 58% of the issued and outstanding shares of Class A common stock) agree to vote its capital stock for the sale, and by letter to Aprilia dated April 14, 2000, OAM agreed to vote its shares for the sale. In the letter, OAM also agreed, among other things, to cause us to take such actions as may be required to change our name to remove the words "Moto Guzzi." Trident Rowan owns approximately 5% of our Class A common stock and is expected to vote for the sale and the name change. Our officers and directors and officers and directors of Trident Rowan own an aggregate of approximately 1% of our Class A common stock and are expected to vote for the sale and the name change.

      In the letter, OAM also agreed (i) to transfer, by April 30, 2000, any industrial and intellectual properties in its possession regarding the manufacturing of and marketing of motorcycles and their parts, (ii) not to compete with Aprilia in the manufacturing and marketing of motorcycles for five years, (iii) to guarantee our ability to fulfill our obligations under the sale agreement for one year following the closing of the sale, and (iv) to provide any necessary financing we need prior to April 30, 2000.

      In order to induce OAM to deliver its letter to Aprilia, we agreed with OAM and Trident Rowan by letter dated April 14, 2000 that, among other things, we would pay IMI's fees in connection with the sale. The April 14th letter was amended on June 8, 2000 to provide, among other things, that we will, as promptly as practicable after the closing of the sale, but in no event later than 90 days following the closing, hold a meeting of stockholders to consider and vote upon a proposal to liquidate all our assets and dissolve the Company. As a holder of Class A common stock, you will have an opportunity to vote on the proposal that we be liquidated. However, because OAM owns 58% of the Class A common stock, it can approve the liquidation even if no other stockholders vote in favor of it. Conversely, the liquidation will not be approved unless OAM votes in favor of it. Although OAM and Trident Rowan insisted that we agree to submit a liquidation proposal to our stockholders, OAM is not committed to vote its shares of Class A common stock for the liquidation proposal. During the period between the closing of the sale and the stockholder meeting relating to the liquidation proposal, we may seek to find other companies in which to invest proceeds from the sale. If we do so, we may propose the acquisition of, or an investment in, another company as an alternative to liquidation at the stockholder meeting.

Representations and Warranties

      We and Aprilia have made customary representations and warranties in the sale agreement (for an Italian agreement) about ourselves and our businesses.

      Our representations and warranties relate to, among other things:

      o our power and authority to enter into the sale agreement and perform our obligations under it;

      o     the organization of the subsidiaries and similar corporate matters;

      o     the authorization, execution and delivery of the sale agreement;

      o     our ownership of the shares and quota of the subsidiaries;

      o     the authorized and issued capital of each of the subsidiaries;

      o     the assets held by the subsidiaries;

      o     the real property held by the subsidiaries;

      o     the intellectual property held by the subsidiaries;

      o     litigation relating to the subsidiaries;

      o     taxes relating to the subsidiaries;

      o     environmental issues relating to the subsidiaries;

      o     the balance sheets, corporate books and records of the subsidiaries;

      o     the management of the businesses of the subsidiaries;

      o     the accounts receivable of the subsidiaries;

      o     the employees of the subsidiaries;

      o     approvals from various Italian government agencies;

      o     the nature of certain contracts;

      o     guarantees or commitments by any of the subsidiaries;

      o     product liability issues related to the subsidiaries; and

      o     the insurance policies of the subsidiaries.

      Aprilia's representations and warranties relate to, among other things:

      o     its organization and similar corporate matters;

      o     the authorization, execution and delivery of the sale agreement;

      o the absence of conflicts with its organizational documents, other material agreements and laws; and

      o the availability of the funds necessary to complete the transactions contemplated by the sale agreement.

Conditions to the Sale Agreement

      Aprilia's and our obligations to effect the sale are subject to the satisfaction or waiver of the following conditions:

      o notification to the Autorita Garante della Concurrenza e Del Merchant (the Italian antitrust authority);

      o     approval of the sale by our stockholders;

      o approval by our stockholders of a change of our corporate name to eliminate the words of "Moto Guzzi"; and

      o the absence of any pending bankruptcy proceedings relating to any of the subsidiaries.

      Unless our stockholders approve the sale and the change of our corporate name by August 31, 2000, the sale agreement will automatically terminate.

Certain Covenants

General Covenants

      In the sale agreement, we agreed to the following:

      o     not to cause any subsidiary to declare or pay dividends;

      o not to amend any organizational documents relating to the subsidiaries;

      o not to alter the present ownership structure of any of the subsidiaries;

      o to transfer all intellectual property rights to Aprilia, including the trademark "Moto Guzzi"; and

      o to allow representatives of Aprilia to oversee the management of the subsidiaries beginning May 2, 2000.

Covenants relating to the management of the subsidiaries prior to April 30, 2000

      We agreed that from the date of the execution of the sale agreement until April 30, 2000, we would cause each of our subsidiaries to:

      o operate its business in the ordinary course consistent with the manner in which it was being operated on the date of the sale agreement;

      o take all reasonable steps to maintain the goodwill of its business, the continued employment of its executives and other employees and good relationships with the vendors, suppliers, contractors and others with which it does business;

      o     maintain its assets in good condition;

      o perform all obligations and duties imposed by applicable laws and regulations; and

      o     maintain adequate insurance coverage.

Agreements relating to the management of the subsidiaries after April 30, 2000

      The sale agreement provides that Aprilia will oversee the subsidiaries' operations beginning May 2, 2000. To carry that out Aprilia designees have been added to the subsidiaries' boards of directors. Aprilia is required to cause the subsidiaries to operate their business in the ordinary course.

      During the period between May 2, 2000 and the closing of the sale, Aprilia will lend the subsidiaries any funds they need to operate between that date and closing of the sale, up to Lit. 10 billion (approximately $4.8 million). If the sale does not take place, the loans will be repayable when the sale agreement terminates. The obligation to repay the loans will be secured by up to 25% of the shares and quota of the subsidiaries.

Covenant not to Compete

      We agreed for a period of three years after April 30, 2000 not to engage worldwide, directly or indirectly, in the business of manufacturing, selling, distributing or marketing motorcycles, or components or spare parts for them. We also agreed to cause our directors to enter into similar agreements.

Amendment and Waiver

      The sale agreement may be amended with the consent of both Aprilia and us.

Termination of the Sale Agreement

      Aprilia and we may terminate the sale agreement by mutual written consent, even after our stockholders have approved it.

      The sale agreement will terminate automatically if required approvals by our stockholders have not been obtained by August 31, 2000.

Expenses

      Aprilia and we will each bear our own costs (including financial advisor fees, legal fees, accounting and other fees and disbursements) incurred in connection with the negotiation, preparation, execution and carrying into effect of the sale agreement.

Indemnification

Indemnification for Breaches of Representations and Warranties

      Aprilia and we each indemnifies the other for any damages arising from the breach of any of the representations and warranties in the sale agreement. However, neither of us indemnifies the other for damages totaling less than Lit.
1.0 billion (approximately $0.5 million) and our total indemnification is limited to Lit.10.5 billion (approximately $5.2 million), which is the sum which will be held in escrow. We have also agreed to indemnify Aprilia against costs or liabilities from stockholder litigation instituted in the United States with respect to the sale agreement.

Indemnification of Directors

      Aprilia will not cause any action to be brought against anyone who served on the board of directors of any of the subsidiaries in the five years prior to April 30, 2000. Aprilia has further agreed to indemnify those directors if an action is brought. In addition, we have agreed that if the sale agreement is terminated after April 30, 2000, we will not cause any action to be brought against those who serve on the board of directors of any of the subsidiaries after April 30, 2000 (that is, during the period designees of Aprilia will be serving on those boards).

Regulatory Approvals

      The parties must comply with federal and foreign regulatory requirements before they can complete the sale. Although there can be no guarantee that the parties will obtain the requisite consents or approvals on a timely basis, or at all, we believe that the necessary approvals can be obtained before August 31, 2000. A discussion of the principal regulatory requirements follows.

Italian Antitrust

      We cannot complete the sale until we have notified and furnished certain information to the Autorita Garante della Concorrenza e del Mercato (the Italian antitrust authority). We filed notification forms with the Italian antitrust authority in May, 2000, and on June 28, 2000 we received clearance of the sale from them.

Absence of Appraisal Rights

      Under Delaware law, our stockholders will not have dissenters' appraisal rights as a result of the sale.

                                   PROPOSAL 2
                            CHANGE OF CORPORATE NAME

      It is a condition to Aprilia's obligation to purchase our subsidiaries that we have removed the words "Moto Guzzi" from our corporate name. Therefore, we are asking our stockholders to approve an amendment to our certificate of incorporation to change our name to "Centerpoint Corporation". If the sale is not completed, the certificate of incorporation will not be amended even though our stockholders have approved the proposal. If the stockholders fail to approve this proposal, Aprilia will not have to complete sale transaction, regardless of whether our stockholders approve the sale.

      The affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock is required to approve the proposal to change our corporate name to "Centerpoint Corporation".

      A copy of the proposed amendment to our certificate of incorporation, incorporating the change contemplated by the proposal, is annexed to this proxy statement as Annex C.

      Our board of directors has unanimously approved the change of corporate name and unanimously recommends to the stockholders that they approve the amendment to our certificate of incorporation.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents we have filed with the SEC (File No. 000-22813) are incorporated by reference in this proxy statement:

      Annual Report on Form 10-K for the year ended December 31, 1999 (as amended);

      Current Report on Form 8-K dated April 20, 2000; and

      Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

      The SEC permits us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. We incorporate by reference into this proxy statement additional documents that we may file with the SEC from the date of this proxy statement to the date of the special meeting.

      This proxy statement incorporates important business and financial information about Moto Guzzi that is not included in or delivered with this proxy statement. This information is available without charge to you upon your written or oral request to Secretary, Moto Guzzi Corporation, 445 Park Avenue, 6th Floor, New York, NY, 10022, telephone (212) 644-4441. In order to obtain timely delivery of this information, you should request this information no later than July 31, 2000. See "Where You Can Find More Information" above. If you would like to request documents from Moto Guzzi, please do so promptly in order to receive them before the Special Meeting.

      You should rely only on the information contained or incorporated by reference in this proxy statement in making your decision about how to vote on the proposals which will be presented to the meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 20, 2000. You should not assume that the information is accurate as of any other date and you should not view either the mailing of this proxy statement to stockholders nor the completion of the sale as implying otherwise.

                                                                        ANNEX A

                             MOTO GUZZI CORPORATION

                                 (the "Vendor")

                                     - and -

                                                      - on one side -

                                 APRILIA S.p.A.

                                (the "Purchaser")

                                                - on the other side -

                       -------------------------------------------

                      PRELIMINARY SHARE SALE AND PURCHASE AGREEMENT

                       -------------------------------------------

                                 April 14, 2000

                      PRELIMINARY SHARE SALE AND PURCHASE AGREEMENT

                    THIS AGREEMENT dated this 14th day of April, 2000.

                                  BY AND AMONG

Moto Guzzi Corporation, a corporation existing under the laws of Delaware, with registered office in 350 Park Avenue, New York, NY 10022 USA, hereby represented by Mr. Gianni Bulgari , (hereinafter the "Vendor");

                                                              on the first part

                                       and

Aprilia S.p.A., a company existing under the laws of Italy, with registered office in Via Galileo Galilei, 1, 30033 Noale (VE), fiscal code no. 10089520158 hereby represented by Mr. Ivano Beggio, in the quality of Chairman of the Board of Directors (hereinafter the "Purchaser");

                                                             on the second part

                                     WHEREAS

a) the Vendor is the owner of 100% of the subscribed, issued and fully paid share capital of Moto Guzzi S.p.A., a company existing under the Italian law, with registered office in Mandello del Lario (LC) via Parodi 57;

b) the Vendor is the owner of 100% of the subscribed, issued and fully paid quota capital of MGI Motorcycle GmbH, a company existing under the German law, with registered office in Grasellenbach-Hammelbach;

c) the Vendor is the owner of 99% of the subscribed, issued and fully paid quota capital of Moto Guzzi France S.a.r.l., a company existing under the French law, with registered office in Villepinte, Zone d'Activites Centrales, Parc de Villepinte lot D 18, 7 allee des Grives;

d) the remaining 1% of Moto Guzzi France S.a.r.l. (the "Remaining Quota") is owned by Matteo Emilio Pizzoccaro, born in Milan on the 4th of February, 1967, Fiscal Code: PZZ MTM 67B04 F205N;

e) the Vendor is the owner of 100% of the outstanding shares (all of which are duly issued and fully paid) of Moto Guzzi North America Inc., a company existing under the laws of North Carolina (USA), with registered office in 455 W Depot Street, Angier, NC 27501 (Moto Guzzi S.p.A., Moto Guzzi France S.a.r.l., MGI Motorcycle GmbH and Moto Guzzi North America Inc. hereinafter jointly referred to as the "Subsidiaries");

f) the Vendor desires to sell to the Purchaser and the Purchaser, based on the information contained in the Information Memorandum delivered to Purchaser prepared by Banca IMI, financial advisor to the Vendor and the Vendor, and after evaluation of the Information (as defined hereinafter) as a result of the due diligence activity, desires to purchase from the Vendor the entire interest held by the Vendor in the Subsidiaries; in particular, the Vendor desires to sell to the Purchaser and the

      Purchaser desires to purchase from the Vendor: (i) 100% shareholding in Moto Guzzi S.p.A.; (ii) 99% quotaholding in Moto Guzzi France S.a.r.l.;
      (iii) 100% quotaholding in MGI Motorcycle GmbH and; (iv) 100% shareholding in Moto Guzzi North America Inc.

g) OAM (as defined below) and Vendor have granted to the Subsidiaries certain shareholders' loans indicated in Schedule 1 attached hereto and intend to be reimbursed of such loans in connection with the transaction described herein;

h) OAM has secured certain repayment obligations undertaken by Moto Guzzi SpA vis a vis Banca Nazionale del Lavoro,

      Modena Branch, by providing cash collateral, and intends to be released from such guarantee obligations in connection with the transaction described herein, and the Purchaser intends to assume such guarantee obligations;

i) the Vendor is entitled to the use of certain industrial and intellectual property of the Subsidiaries, including the Moto Guzzi trademarks indicated in Schedule 2 and, with the consummation of the transaction contemplated herein, intends to assign to Purchaser all its interest in such industrial and intellectual property, including in all Moto Guzzi trademarks and to cease all use thereof;

THIS AGREEMENT WITNESSES THAT in consideration of the foregoing premises and the respective promises, covenants and agreements contained herein, the Parties hereto hereby agree as follows:

1.    INTERPRETATION

1.1   Defined Terms

      For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings set out below and grammatical variations of such terms shall have the corresponding meanings; capitalized terms used in this Agreement and not otherwise defined have the meanings set out in this section 1.1.

      "Agreement" means this preliminary share sale and purchase agreement as per articles 1351, 2645 bis, and 2932 of the Italian Civil Code, together with all recitals and the Schedules hereto, as amended or supplemented from time to time in accordance with its terms.

      "Applicable Laws" means all statutes, laws, by-laws, regulations, ordinances, codes, directives, instructions, rules and orders of governmental or other public authorities having jurisdiction in respect of a particular matter, and all amendments thereto, and any judicial or administrative interpretation thereof by any Governmental Entity, including any judicial or administrative order, consent, decree or judgement, applicable to the Subsidiaries.

      "Banca IMI" means Banca d'Intermediazione Mobiliare S.p.A., with registered office in Milano, Corso Matteotti n. 4/6, Italy.

      "Business Day" means a day which is neither a Saturday, a Sunday nor a legal holiday in Italy or the United States of America.

      "Closing" means the consummation of the sale and the completion of all the formalities described in Article 3.4.2 of this Agreement.

      "Closing Date" means July 31st, 2000 or such other date as may be agreed upon in writing between the Parties, as soon as the conditions precedent under article 2 are fulfilled; provided however that (i) Purchaser and Vendor, as far as each of them is respectively concerned, shall make all their best efforts to ensure that all conditions precedent under article 2 shall be fulfilled within July 31st, 2000, and (ii) under no circumstances the Closing Date may take place after August 31st, 2000.

      "DM" means the currency of Germany that, at the time of payment, is legal tender.

      "Escrow Account": shall mean the escrow account jointly opened by Vendor and Purchaser with the Escrow Agent to be managed in accordance with the Escrow Agreement attached hereto as Schedule 4.

      "Escrow Agent": shall mean Banca di Intermediazione Mobiliare IMI SpA, with registered offices in Milan, Corso Matteotti, 4/6, and/or a fiduciary company of the same group as Banca IMI, designated by the said Banca IMI.

      "Escrow Agreement": shall mean the escrow agreement substantially in the form attached hereto as Schedule 4, being understood that the economic terms and conditions contained therein shall not be modified.

      "Escrow Fund": means the amount of ITL 10.375.000.000 (ten billion three hundred seventy five million) deposited in the Escrow Account.

      "FF" means the currency of France that, at the time of payment, is legal tender.

      "Financial Statements" means, collectively, the Management Date Financial Statement and the Interim Financial Statement, prepared according to US GAAP.

      "Information" means all facts, documents and instruments, and information relating to both the Vendor and the Subsidiaries, made available to the Purchaser, either directly or through its advisors, with respect to which the Purchaser acknowledges that it was made aware of the Information and was able to assess its contents, and includes the Information Memorandum ("Information Memorandum") prepared by Banca IMI and the Vendor. The Parties however agree that the Information Memorandum is subject to the disclaimers contained therein, which apply to the sole Banca IMI, and that therefore Banca IMI will not in any way be responsible for the information contained in such Information Memorandum and for the Information.

      "Interim Financial Statement" means the aggregate asset and liability statement relating to the Subsidiaries as at December 31st, 1999, a copy of which is included in Schedule 5, prepared according to US GAAP.

      "ITL" means the currency of Italy that, at the time of payment, is legal tender.

      "Liens" means any title defect, conflicting or adverse claim of ownership, mortgage, security interest, lien, encumbrance, pledge, claim, right of first refusal, option, charge, restriction, lease, attachment, easement or any other encumbrance.

      "Losses", any damage, cost, loss or liability effectively borne by a Party which are a direct consequence of the breach of any of the terms and conditions of this Agreement, or of the shareholders' litigation described in article 2.5 below.

      "Management Date" means April 30th, 2000 at 12.00 p.m., Milan time.

      "Management Date Financial Statement" means the aggregate asset and liability statement relating to the Subsidiaries as of the Management Date, prepared according to US GAAP and, more precisely, as set out in the
      Schedule 3.

      "Management Period" means the period between the Management Date and the Closing Date.

      "OAM" means OAM SpA, a company existing under the laws of Italy, with registered offices in Via Fieno, 8, Milan Italy.

      "Parties" means, collectively, the Vendor, and the Purchaser and "Party" means any one of them.

      "Purchase Price" means the price to be paid by the Purchaser for the purchase of the Shares, as set out in section 3.2, and as to be adjusted in accordance with article 3.6 below.

      "Purchaser" means Aprilia S.p.A., a company existing under the laws of Italy with registered office at Via Galileo Galilei, 1, 30033 Noale (Venezia).

      "Purchaser's Auditor" means the auditor which shall be designated by the Purchaser by April 18th, 2000.

      "Remaining Quota" means 1% quotaholding of Moto Guzzi France S.a.r.l. held by Mr. Matteo Emilio Pizzoccaro.

      "Schedule" refers to one of the several written schedules attached to this Agreement.

      "Shareholders' Loans" means the shareholders' loans granted by OAM and Vendor to the Subsidiaries, as indicated in Schedule 1 attached hereto.

      "Shares" means the total of (i) 2.000.000 shares of Moto Guzzi S.p.A., which represent 100% of the issued corporate capital of said company or such number of shares as shall represent 100% of the entire share capital of Moto Guzzi S.p.A. at the Closing Date; (ii) 4950 quota of Moto Guzzi France S.a.r.l., which represent 99% of the issued corporate capital of said company or such number of quotas as shall represent 99% of the entire capital of Moto Guzzi France S.a.r.l. at the Closing Date; (iii) DM
      100.000 quota of MGI Motorcycle GmbH, which represent 100% of the issued corporate capital of said company or such number of quotas as shall represent 100% of the entire capital of MGI GmbH at the Closing Date, and;
      (iv) 600 shares of Moto Guzzi North America Inc., which represent 100% of the issued and outstanding corporate capital of said company, or such number of shares as shall represent 100% of the issued and outstanding capital of Moto Guzzi North America Inc. at the Closing Date.

      "Tax" means any tax, levy, charge, duty, impost, stamp duty or other tax, payable or levied by any Governmental Entity on the Subsidiaries.

      "Tax Return" means any return, declaration, report, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

      "US $" means the currency of the United States of America that, at the time of payment, is legal tender.

      "US GAAP" means the Generally Accepted Accounting Principles in use in the United States of America.

      "Vendor" means, Moto Guzzi Corporation.

      "Vendor's Auditor" means Arthur Andersen SpA, Milan office.

1.2   Interpretation Generally

      For the purpose of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      (a) the terms defined in this Agreement have the meanings ascribed to them herein and include the plural as well as the singular and the use of any gender herein shall include the other gender;

(b) each reference to an "Article" of this Agreement shall include all sections of such Article and, similarly, each reference to a "section" shall include all subsections of such section.

1.3   Schedules

      The following Schedules are attached to and form part of this Agreement:

1)    Shareholders' Loans

2)    Trademarks

3)    Form of Management Date Financial Statement

4)    Escrow Agreement

5)    Interim Financial Statement

6)    Clifford Chance Timetable

7)    Attribution of the payment of the Purchase Price to each Subsidiary

8)    Resignation letter by corporate officers

9)    By laws of the Subsidiaries

10)   Liens on Assets

11)   Lease Agreements

12)   Liens on Real Property

13)   Litigation

14)   Law 626/1994 Issues

15)   Employees

16)   Wages

17)   Product liability

18)   Insurance policies

19)   Commitment not to compete

20)   Opinion by Counsel to Vendor

1.4   Accounting Terms

      The Interim Financial Statement have been prepared in accordance with US GAAP. Any accounting term used in this Agreement, or to be used for the drafting of the Financial Statements shall have the meaning ascribed thereto pursuant to the US GAAP.

2.    ANTITRUST - APPROVALS - DISCLOSURE - SHAREHOLDERS' LITIGATION

2.1   Antitrust Communication

      This Agreement is subject to the notification by the Parties to the Autorita Garante della Concorrenza e del Mercato ("Italian Antitrust Authority") of the transaction contemplated hereunder. To this end the Purchaser, with the cooperation of the Vendor, hereby undertakes to perform all the obligations set forth in article 16 of Law October 10, 1990, No. 287 by making the required notification within 10 Business Days from the date hereof.

2.2   Approval by Vendor

      The Vendor represents and warrants hereby that the execution of this Agreement and the consummation of the transaction contemplated herein have been duly approved by its Board of Directors, including any relevant Committees, where applicable. The Purchaser shall receive, as soon as practicable after the date hereof, and prior to April 30th, 2000, the opinion of US Counsel to the Board of Directors of Vendor, draft of which is attached hereto as Schedule 20.

2.3   Condition precedent - approval by the Shareholders meeting

      The Vendor's Board of Directors shall convene or cause to convene, as soon as practicable and after the execution of this Agreement and in compliance with the Applicable Laws, a shareholders meeting of Moto Guzzi Corp. having as an agenda, inter alia, (i) the approval by the Vendor's Shareholders of this Agreement and of the transactions contemplated hereunder and (ii) the change of the corporate name so as to eliminate the name "Moto Guzzi". A memorandum by Clifford Chance, legal counsel of the Vendor in the U.S.A., concerning the forecasted timing to convene the shareholders meeting of the Vendor is contained in Schedule 6.

      The Parties agree that any and all effects of this Agreement are conditional upon the due approval of the Vendor's shareholders of this Agreement and of the transactions contemplated hereunder. The Parties acknowledge that such shareholders' approval is required under USA federal and state laws and regulations in order to clear the transactions hereunder. Should such approval not take place within August 31st, 2000, this Agreement shall be terminated and the Closing Date transactions shall not take place. In such event the Escrow Agent shall act in compliance with the Escrow Agreement.

      The Parties also agree that the consummation of the transactions described herein shall be, at Purchaser's option, conditional upon the absence at the Management Date of any pending bankruptcy proceeding filed against any of the Subsidiaries.

2.4   Disclosure - OAM undertaking to approve the transaction

      The Parties acknowledge that OAM, controlling shareholder of the Vendor, undertook vis-a-vis the Purchaser, inter alia, to vote the approval of this Agreement and the transactions contemplated hereunder at the Vendor's shareholders meeting provided in Section 2.3. The Vendor will comply with any form of disclosure pursuant to the Applicable Laws in respect thereof.

2.5 Indemnification for litigation involving the Purchaser in the USA, as direct consequence of executing this Agreement

      The Vendor agrees to indemnify and hold harmless the Purchaser from any and all Losses related to or arising out of litigation started in the USA by any of the Vendor's shareholders, with the exception of OAM, or creditors vis-a-vis the Purchaser where such litigation is direct consequence of the execution of this Agreement and is intended to challenge the effectiveness of this Agreement.

3.    PURCHASE AND SALE OF THE SHARES

3.1   Purchase and Sale of the Shares

      Subject to the terms and conditions contained in this Agreement, the Vendor hereby undertakes to sell, assign and transfer to the Purchaser and the Purchaser - for itself or for an entity to be designated prior to the Closing Date in accordance with article 1401 Italian civil code but in any case fully controlled by the Purchaser, which shall remain jointly and severally liable with such designated entity - subject to the terms and conditions contained herein undertakes to purchase from the Vendor legal and beneficial title to the Shares, free and clear of any and all Liens.

      In order to comply with the undertakings under this Agreement the Parties shall fulfil all the formalities in order to render the transfer of the Shares of the Subsidiaries effective according to the Applicable Laws.

3.2   Purchase Price

      The Purchase Price of the Shares is equal to ITL 85.500.000.000 (eighty five billion five hundred million) less ITL 13.993.000.000, i.e. the aggregate negative net worth of the Subsidiaries as on December 31st, 1999 as shown on the Interim Financial Statement, subject to adjustment as per article 3.6 below. The Purchase Price is to be considered as a whole for all the transactions provided hereunder and is referred to each Subsidiary as indicated in Schedule 7.

3.3   Shareholders' Loans

      The amount of the Shareholders' Loans is equal to ITL 18.972.061.747, as estimated by Vendor at the date hereof, subject to review as per article
      3.5 below.

3.4   Management Date and Closing Date transactions

      3.4.1 At the Management Date the following transactions shall occur:

      (a) approval of the balance sheets related to the last corporate year of the Subsidiaries by the duly convened Shareholders' meetings of all Subsidiaries (as far as Moto Guzzi SpA is concerned, assemblea totalitaria);

      (b) delivery by the Vendor to the Purchaser of letters, in the form contained in Schedule 8, for each member of the Board of Directors and of the Statutory Auditors, or similar corporate bodies, of each Subsidiary providing that all such Directors, Auditors, or members of any such corporate bodies shall have no claim or request whatsoever against any of the Subsidiaries, even with respect to obligations due to companies or entities anyhow connected to such Directors, Auditors or members of such corporate bodies (such as by way of example only the company Como Consultants of Jersey), and save for the outstanding fees due to them which shall be taken into account in the Management Date Financial Statement;

      (c) the Vendor shall cause the shareholders' meetings of each Subsidiary, duly convened in compliance with all Applicable Laws, to appoint all such Directors and Auditors as shall be designated by Purchaser being however understood that Mr. Gianni Bulgari, Mr. Nick Speyer as well as Mr. Alessandro Brusi, the current Chairman of the Board of Auditors, shall be re-elected to serve for the same office until the Closing Date;

      (d) signing of the Escrow Agreement by and among Vendor, Purchaser and the Escrow Agent;

            (i) deposit by the Purchaser into the Escrow Account of the amount of ITL 71.507.000.000, and delivery to the Escrow Agent by the Vendor of the Shares, fiduciarily endorsed to the Escrow Agent, with irrevocable instructions to the Escrow Agent to
                  (i) pay at the Closing Date to Vendor the Purchase Price as adjusted after determination of the Management Date Financial Statement in accordance with article 3.6 below and after deduction of the Escrow Fund; (ii) transfer at the Closing Date to Purchaser the Shares by endorsing such Shares to Purchaser in full and unrestricted property.

      3.4.2 The completion of the sale and purchase of the Shares shall take place on the Closing Date, at 10.00 a.m., at the offices of Studio Legale Carnelutti, in Via Principe Amedeo n. 3, Milan, Italy.

            On the Closing Date the following activities shall take place:

            (i) transfer by the Escrow Agent to Purchaser of the Shares, and endorsement of the full and unrestricted ownership of the Shares to Purchaser, in compliance with all Applicable Laws;

            (ii) the Escrow Agent shall: (a) pay to Vendor the adjusted Purchase Price, as per articles 3.6 below, by means of crediting to the Vendor's account to be indicated in writing to Purchaser prior to the Closing Date opened with Banca IMI of an amount equal to the adjusted Purchase Price after deduction of the Escrow Fund; (b) hold in deposit into the Escrow Account of the Escrow Fund; it is agreed that at the request of Vendor the Escrow Fund may be extinguished after the Closing Date and its amount may be paid to Vendor provided that, in order to secure the indemnification obligations it has undertaken pursuant to this Agreement, the Vendor shall deliver to Purchaser an unconditional first demand bank guarantee acceptable to the Purchaser for an amount equal to the Escrow Fund, issued by a primary Italian bank agreed by Purchaser;

            (iii) replacement of the ITL 4.000.000.000 cash collateral given by
                  OAM to Banca Nazionale del Lavoro Modena Branch by means of an equivalent guarantee provided by Purchaser and discharge of OAM from all liability deriving therefrom;

            (iv) reimbursement to Vendor of all outstanding Shareholders' Loans as precisely determined in the Management Date Financial Statement;

            (v) transfer by the Vendor to Purchaser or to Moto Guzzi SpA, as the case may be, of all Moto Guzzi trademarks and trade names;

            (vi) furthermore, the Vendor shall procure that, at the Closing Date, Matteo Emilio Pizzoccaro shall sell the Remaining Quota to the Purchaser for a consideration of ITL. 1.000.

            Shortly after signature of this Agreement Vendor and Purchaser shall issue a joint press release concerning the transaction described herein, to be prepared in compliance with applicable laws and securities exchange regulations.

3.5   Management Date Financial Statement

a) Vendor and Purchaser agree that the Management Date Financial Statement shall be contradictorily prepared by the Vendor's Auditor and by the Purchaser's Auditor for the purpose to assess the aggregate net worth of the Subsidiaries and the precise amount of the Shareholders' Loans at the Management Date. Vendor's Auditor and Purchaser's Auditor shall deliver to Vendor and Purchaser the Management Date Financial Statement within and not later than June 15th, 2000.

b) Should Vendor's Auditor and Purchaser's Auditor agree on the determination of the Management Date Financial Statement, the Management Date Financial Statement so determined shall not be subject to challenge and shall be final and binding for Vendor and Purchaser.

c) Should Vendor's Auditor and Purchaser's Auditor not reach an agreement on the determination of the Management Date Financial Statement within and not later than June 15th, 2000, each of Vendor's Auditor and of Purchaser's Auditor shall deliver within the aforesaid deadline to each of Vendor and Purchaser its proposed draft of Management Date Financial Statement and shall specify the items of disagreement (the "Disputed Items").

d) Should Vendor and Purchaser not reach an agreement upon the Disputed Items within 15 days after the date of delivery of the proposed drafts of Management Date Financial Statements, an auditor jointly appointed for such purpose by Vendor's Auditor and Purchaser's Auditor within the Management Date (the "Independent Auditor") shall determine the Management Date Financial Statement. The Independent Auditor shall issue its decision on the Disputed Items and shall deliver to both Vendor and Purchaser the Management Date Financial Statement within and not later than July, 25th, 2000.

e) The Management Date Financial Statement determined by the Independent Auditor shall not be subject to challenge and shall be final and binding for Vendor and Purchaser;

f) it is agreed that the information contained in the Schedules attached hereto shall be kept into account for the purpose of determining the Management Date Financial Statement, unless expressly provided to the contrary, such as by way of exemplification in article 4.2.14 below, and that no indemnification shall be due by Vendor under article 7.1 below if the relevant loss has been taken into account for the purpose of the determination of the Management Date Financial Statement

3.6   Adjustment to the Purchase Price

The amount of the adjustment to the Purchase Price shall be equal to the difference between (i) the aggregate net worth of the Subsidiaries as set forth in the Interim Financial Statement and (ii) the aggregate net worth of the Subsidiaries as set forth in the Management Date Financial Statement. Should the aggregate net worth of the Subsidiaries as set forth in the Management Date Financial Statement be higher than the aggregate net worth of the Subsidiaries indicated in the Interim Financial Statement the Purchase Price shall be increased by the relevant difference. If such aggregate net worth is lower, the Purchase Price shall be decreased by the relevant difference, and shall therefore be lower than ITL 71.507.000.000; such difference shall be forthwith credited by the Escrow Agent to Purchaser.

      If the Purchase Price as a consequence of the adjustment to the Purchase Price is higher than ITL 71.507.000.000, the Purchaser shall forthwith pay into the Escrow Account the increase in the Purchase Price

4.    REPRESENTATIONS AND WARRANTIES

4.1   General Representations and Warranties

      In connection with the undertakings of this Agreement and in view of the proposed sale and purchase of the Shares, the Vendor hereby represents and warrants as follows.

      The Purchaser acknowledges that prior to the date hereof, it has had access to facts, documents and information (the "Information") relating to both the Vendor and the Subsidiaries, either directly or through its advisors, which were made available to it in a data room from 9.00 a.m. to
      8.00 p.m. of 16th and 17th February 2000, from 3.00 p.m. to 8.00 p.m. of March 10th, 2000 and from 9.00 a.m to 8.00 p.m. of March 13th, 2000 and in New York, USA, from 9.00 a.m. to 8.00 p.m. of March 15th, 2000 and March 16th, 2000. The Purchaser also had the following meetings: (i) two one-day meetings in March 2000, with Nick Speyer, director of Moto Guzzi S.p.A. in order to discuss Subsidiaries' finances, (ii) a one-day meeting in February 2000, a meeting on March 7, 2000 and a meeting on March 24, 2000, with Arthur Andersen auditing firm of the Vendor, and Nick Speyer to discuss the accounting principles used, among other things, for the stock,
      (iii) and in February 2000 Mr. Cattaneo, a technical consultant of the Purchaser, had a one-day short visit to the Moto Guzzi S.p.A. plant and had meeting with the managers of Moto Guzzi S.p.A.

      Therefore, with respect to the Information, the Purchaser acknowledges that it was made aware of the Information, and was able to assess its contents.

      The representations and warranties given to the Purchaser by the Vendor are limited to those set out below, to the exclusion of any other expressed or implied warranty.

      The Purchaser acknowledges that the Information shall be treated as a disclosure against the representations and warranties and the Vendor shall not be responsible for any Losses as long as the Information is deemed complete, consistent and correct in any material aspect

      All representations and warranties, and all indemnification provisions contained herein (i) shall survive to the consummation of the Closing transactions, (ii) shall not be affected by article 1495 of the Italian civil code, and (iii) do not exclude the application of any other remedy available at law.

4.2   Representations and Warranties of the Vendor

      4.2.1 Powers and authority of the Vendor. The Vendor has all necessary powers and authority to execute and deliver this Agreement as well as to undertake and perform its obligations hereunder, save as regards the condition precedent of the approval by the Shareholders' meeting of Vendor, which shall occur prior to the Closing Date; the Vendor hereby also represents and warrants that it is not subject to any bankruptcy procedures nor have bankruptcy petitions been filed against it.

      4.2.2 Organization of the Subsidiaries. Each Subsidiary is a company limited by shares, duly organized, validly existing under the Applicable Laws in its jurisdiction of incorporation; furthermore, each Subsidiary has all necessary corporate powers and authority to carry on its business as established in its formation documents or by-laws, which are annexed to this Agreement and contained in
            Schedule 9. None of the Subsidiaries is subject to any bankruptcy procedures nor have bankruptcy petitions been filed against it and to the best knowledge of Vendor, no such bankruptcy proceeding is pending against any of the Subsidiaries.

      4.2.3 Authorization. This Agreement has been duly authorized, executed and delivered by the Vendor, save as regards the condition precedent of the approval by the Shareholders' meeting of Vendor.

      4.2.4 Ownership of the Shares. The Shares have been validly issued and fully paid and represent, respectively, 100% of the corporate capital of Moto Guzzi S.p.A., MGI Motorcycle GmbH and Moto Guzzi North America Inc. and 99% of Moto Guzzi France S.a.r.l.. The Vendor is the registered and beneficial owner of the Shares, with good, marketable, undisputed and unrestricted title thereto (e.g. the Shares are not subject to any pre-emption or option rights or any other contractual restrictions), free and clear of all Liens. As a result of the purchase and sale transactions contemplated by this Agreement, all of the Shares will be owned by the Purchaser as the registered and beneficial owner, with good, marketable, undisputed and unrestricted title thereto.

      4.2.5 Authorized and Subscribed Capital of Moto Guzzi S.p.A. The authorized and subscribed capital of Moto Guzzi S.p.A. consists of
            2.000.000 shares, each with a par value of ITL 10.000. All shares in the corporate capital of Moto Guzzi S.p.A. have been subscribed and fully paid. There is no option right, stock option plan, or warrant in favour of any third party which grants to such third party the right to purchase or subscribe, for any portion of the share capital of Moto Guzzi S.p.A..

      4.2.6 Authorized and Subscribed Capital of Moto Guzzi France S.a.r.l. The authorized and subscribed capital of Moto Guzzi France S.a.r.l. consists of 1000 shares, each with a par value of FF 500. All shares in the corporate capital of Moto Guzzi France S.a.r.l. have been subscribed and fully paid. There is no option right, stock option plan, or warrant in favour of any third party which grants to such third party the right to purchase or subscribe, for any portion of the capital of Moto Guzzi France S.a.r.l.

      4.2.7 Authorized and Subscribed Capital of MGI Motorcycle GmbH. The authorized and subscribed capital of MGI GmbH consists of DM 100,000 total quota capital. All quotas in the corporate capital of MGI Motorcycle GmbH have been subscribed and fully paid. There is no option right, stock option plan, or warrant in favour of any third party which grants to such third party the right to purchase or subscribe, for any portion of the capital of MGI GmbH.

      4.2.8 Authorized and Subscribed Capital of Moto Guzzi North America Inc. The authorized and outstanding capital of Moto Guzzi North America Inc. consists of 600 shares, each with a par value of US $ 1. All the outstanding shares of Moto Guzzi North America Inc. have been validly issued and are fully paid. There is no option right, stock option plan, or warrant in favour of any third party which grants to such third party the right to purchase, subscribe or otherwise acquire any portion of the capital of Moto Guzzi North America Inc..

      4.2.9 Assets. Each and all of the Subsidiaries own or have the right to use, and shall own and shall have the right to use at the Closing Date, all tangible and intangible assets necessary for the effective operation of its business as currently carried on; all such tangible and intangible assets are, and shall be at the Closing Date, free and clean of any and all Liens with the sole exceptions set forth in
            Schedule 10 attached hereto.

     4.2.10 Real property. The freehold and leasehold properties comprise land and buildings owned or leased by each and all of the Subsidiaries. All lease agreements pertaining to the leased real property are listed in Schedule 11 attached hereto; all such agreements are valid and in full force and effect and the relevant Subsidiary is not in breach of any of the material provisions of these agreements. The sole Liens affecting the real property of each and all of the Subsidiaries are those listed in Schedule 12 attached hereto.

     4.2.11 Intellectual Property. Save as provided for by article 6.5 below, the Subsidiaries own or have the right to use, and shall own and shall have the right to use at the Closing Date, free and clean of any Lien, all the industrial and intellectual property, including patents, know how, trademarks and trade names necessary or relevant for the carrying out their business. No third party has made any claim, nor is there any basis for any third party to make any claim, affecting the full title to all patents, copyrights, computer programs, trademarks, trade names, know-how, industrial secrets and other industrial or intellectual property rights, such as used at present by each and all of the Subsidiaries.

     4.2.12 Litigation. With the exceptions mentioned in Schedule 13 attached hereto, and to the sole extent mentioned therein: (i) the Subsidiaries are not involved in any litigation pending in front of civil, criminal or administrative courts or authority, or arbitration proceedings;(ii) nor, to the best of Vendor's knowledge, is any such litigation or arbitration proceeding threatened at the date hereof.

     4.2.13 Taxes. With respect to each and all of the Subsidiaries: (i) all periodic and annual Tax returns required to be filed by them have been filed with the appropriate Tax authorities in all jurisdictions in which such Tax returns are required to be filed; (ii) the above mentioned Tax returns have been prepared in accordance with Tax laws applicable to the Subsidiaries and; (iii) all amounts due (including interest, penalties, dues, rights and other assessments) have been paid by each and all of the Subsidiaries.

     4.2.14 Environment, waste disposal, safety on the workplace. Except as described in Schedule 14, the business of each and all of the Subsidiaries is run in compliance with all applicable provisions of law, related to the protection of the environment, the waste disposal, the safety on the workplace and accident prevention; all permits, approvals, authorizations or licenses related thereto have been duly obtained; no disputes related thereto are pending or, to the best of the Vendor's knowledge, threatened. As far as Italian law 626/1994 ("Work Safety Law") is concerned, Moto Guzzi S.p.A. is not in compliance with the Work Safety Law and that an amount equal to ITL 2.900.000.000, is necessary in order to fulfil the requirements provided by the said Work Safety Law, as indicated in
            Schedule 14. The Purchaser acknowledges that this amount has been considered in determining the Purchase Price, and therefore Vendor's responsibility vis-a-vis the Work Safety Law's requirements is limited to the costs exceeding such an amount of ITL 2.900.000.000, and in any case is limited to the maximum amount of ITL 1.000.000.000.

     4.2.15 Balance sheets, books and records. All balance sheets, corporate books and records of each and all of the Subsidiaries are and shall be at the Management Date truthful and correct; they are prepared, and they shall be prepared until the Management Date in compliance with all applicable laws and with consistent application of US GAAP. The balance sheets related to the last corporate year shall be approved prior to the Management Date.

     4.2.16 Ordinary course of business. The business of each and all of the Subsidiaries has been managed, and shall be managed until the Management Date, according to good and sound business practice and all agreements have been entered, and shall be entered until the Management Date, according to normal market conditions. Until the date hereof the production, distribution, sale and marketing of the Subsidiaries' products has been made, and shall be made until the Management Date, in compliance with all Applicable Laws.

     4.2.17 Accounts receivable. All accounts receivable of each and all of the Subsidiaries have been calculated properly, and shall be properly calculated until the Management Date, in the accounts of each and all of the Subsidiaries, subject to reserves which are reflected in the Management Date Financial Statement. Such accounts receivable shall be collectible on the ordinary time thereof with the sole exception of the receivables among Subsidiaries.

     4.2.18 Employees. The sole employees, including directors and dirigenti, of each and all of the Subsidiaries are, and shall be at the Management Date, those listed in Schedule 15. All such employees are, and at the Management Date shall not exceed, the number of 329 and are, and shall be at the Management Date, duly registered in the relevant paybooks; the overall economic treatment due to each of said employees and their relative positions are, and shall be at the Management Date, those which result from the paybooks and payroll and there are no, and there shall not be at the Management Date, other forms of remuneration or special treatments which have been agreed; such employees have been duly remunerated, and shall be duly remunerated at the Management Date, for all their services carried out during their respective employment relationships with each and all of the Subsidiaries, in compliance with the applicable provisions of law and national collective bargaining agreement, and, with reference to the amounts or rights accrued and not yet payable, sufficient funds have been set up, and shall have been set up at the Management Date, to cover the relative charges; all the payments due in relation to the obligatory social insurance and social security contributions and tax withholdings provided by law have been duly effected, and shall be duly effected at the Management Date. All details of any kind of compensation due or paid by each and all of the Subsidiaries to all their current and former directors and dirigenti (also according to any kind of agreement or arrangement with companies or entities anyhow connected to such directors or dirigenti) are listed in detail in Schedule 16 attached hereto, under the item "Totale Stipendi Amministrativi"; all arrangements thereof are compliant with applicable Tax provisions.

     4.2.19 On February 7th, 2000, the Italian Ministry of Labour has approved with Decree n. 2777/50, the redundancy fund contribution plan filed by Moto Guzzi S.p.A., involving 34 workers and 15 employees for the period between August 30, 1999, through August 27, 2000 ("CIGS").

     4.2.20 Notwithstanding the above provision, the Parties agree that the Vendor will not in any way be responsible for any or all of employees' requests or actions caused, directly or indirectly, by Purchaser's decision to adopt collective dismissal or individual dismissal procedures (licenziamenti collettivi o individuali).

     4.2.21 Contracts. Except as indicated in the Schedules attached hereto, there is no contract, and there shall not be any contract at the Management Date, which could materially and adversely affect the operations of any of the Subsidiaries.

     4.2.22 Guarantees. There is no guarantee or commitment whatsoever given by any of the Subsidiaries, in favour of third parties, of Vendor, or of OAM, and no such guarantee shall be given until the Management Date.

     4.2.23 Product liability. Except as disclosed in Schedule 17 attached hereto, there is no product liability claim vis a vis any of the Subsidiaries.

     4.2.24 Insurance policies. Schedule 18 is a correct and complete list of the material insurance Contracts (specifying the insurer, the coverage and the policy number or covering note number with respect to bonders) maintained by the Subsidiaries in connection with the conduct and operation of their respective businesses or by which any of their assets are covered. Except as otherwise disclosed in such Schedule 18, the policy holder is in good standing with respect to its obligations under the insurance contracts. The Contracts listed in Schedule 18 are in full force and effect in accordance with their respective terms and will remain in full force and effect after the Closing. The Vendor has not provided inaccurate, incomplete or misleading information in any material aspect in connection with any such Contracts nor has the Vendor failed to give any notice or present any claim thereunder in due and timely fashion, or as required by any such Contracts, so as to jeopardize full recovery thereunder.

     4.2.25 Representations and Warranties of the Purchaser

     4.2.26 Organization. The Purchaser is a company existing and in good standing under the laws of Italy and has all necessary corporate powers and authority to execute and deliver the documents described herein to which it will be a party and to perform its obligations hereunder and thereunder.

     4.2.27 Authorization. This Agreement has been duly authorized, executed and delivered by the Purchaser.

     4.2.28 No Violation. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions provided for herein will not result in the violation of, or constitute a default under or conflict with or cause the acceleration of any obligation of the Purchaser under: (i) any contract to which the Purchaser is a party or by which it is bound; (ii) any provision of the by-laws or resolutions of the board of directors or shareholders of the Purchaser; (iii) any judgement, decree, order or award of any court, Governmental Entity or arbitrator having jurisdiction over the Purchaser.

     4.2.29 Immediately available Funds/No Financing. The Purchaser warrants and represents that it has and will have at the Closing Date all the necessary funds in order to pay the Purchase Price and to reimburse the Shareholders' Loans as provided respectively in Articles 3.2 and
            3.3 of this Agreement. The Purchaser warrants and represents that it will not make any request for financing or loans from any third party which could affect the completion of any of the transactions hereunder.

5.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1   Survival of Representations and Warranties of the Vendor

      The representations and warranties of the Vendor contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the Closing Date for a period of two years and, notwithstanding the Closing Transactions, nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period. It is in any case understood that, as far as Tax, labour and social contribution matters are concerned, all representations and warranties of the Vendor contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall remain in full force and effect until the relevant forfeiture dates, such as, as regards Italy at the present date, seven years after the Closing Date for Tax matters and five years after the Closing Date for labour and social contribution matters.

5.2   Survival of the Representations and Warranties of the Purchaser

      The representations and warranties of the Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the Closing for a period of two years.

6.    UNDERTAKINGS

6.1   Conduct of Business until the Management Date.

      From December 31, 1999 and through the Management Date, the Vendor has caused and shall cause the Subsidiaries to conduct their respective businesses only in the ordinary and normal course consistent with good management practices and shall cause the Subsidiaries to: (a) preserve intact their present business organization; (b) keep available the services of present officers and employees without modifying the relevant employment terms and conditions; (c) preserve the present business relationships with customers, suppliers and all third parties in general;
      (d) maintain and keep the properties, equipment, supplies, inventory and other assets of the Subsidiaries in good repair and condition except for deterioration due to ordinary wear and tear and damage due to casualty;
      (e) maintain in full force and effect insurance coverage comparable in amount and in scope of coverage to that now maintained and adequate to the business; (f) comply with and perform all obligations and duties imposed by applicable laws, rules, regulations and orders imposed by administrative authorities, except as may be contested by the Subsidiaries in good faith by appropriate proceedings.

      Until the Management Date the Vendor shall be entitled to execute the conversion into equity of the Shareholders' Loans, and to grant further loans at fair market conditions to the Subsidiaries, provided that such conversion and further loans are previously communicated to Vendor and that the overall amount of the loans does not exceed ITL 28.000.000.000 (twenty eight billion) including those converted. It is understood that all such transaction shall be taken into account for the purpose of the assessment of the Management Date Financial Statement.

6.2   No Dividends

      Until the Closing Date, no Subsidiary shall pay any dividend, make any payments on account of dividends or make any distribution to its shareholders; the Vendor shall not cause the Subsidiaries to reimburse in whole or in part the Shareholders' Loans.

6.3   No amendment to statutory documents

      The Vendor covenants that, from the date hereof to the Closing Date, the Articles of Incorporation and By-laws of the Subsidiaries shall not be amended without the prior written consent of the Purchaser.

6.4   No change in the Subsidiaries structure

      The Vendor covenants that, from the date hereof until the Closing Date, the present ownership structure of the Subsidiaries shall not be modified.

6.5   Industrial and intellectual property

      The Vendor assigns hereby to Purchaser all its interests in all industrial and intellectual property, including patents, know how, trademarks and trade names necessary or relevant for carrying out the business of the Subsidiaries, or in any case used in such business, and in particular the trademark and trade name "Moto Guzzi", effective as on the Closing Date subject to the conditions precedent set forth herein. The Vendor therefore undertakes hereby the obligations

      (i) not to dispose in any manner of such industrial and intellectual property, including by means of licensing or sub licensing, until the Closing Date, (ii) to use until the Management Date such industrial and intellectual property only in the ordinary course of business of the Subsidiaries, and (iii) to desist, as of the Management Date, from using worldwide all such industrial and intellectual property. Within the Closing Date Vendor shall modify its corporate name so as to eliminate the name "Moto Guzzi".

6.6   Non-competition

      For a period of three years after the Management Date the Vendor shall not engage worldwide directly or indirectly, also by means of acquisition of any controlling interest, in the business of manufacturing, selling, anyhow distributing, or marketing motorcycles, components or spare parts thereof. The Vendor acknowledges and accepts that all consideration for such non competition obligation has been duly calculated and included in the Purchase Price. The Vendor shall procure that the resigning Directors, with the exception of Mr. Scandellari, director of Moto Guzzi S.p.A., shall undertake analogous valid and binding commitments in favor of Purchaser, to be given at the Management Date, in the form contained in
      Schedule 19.

6.7   Management of the Subsidiaries in the Management Period

      6.7.1 During the Management Period the Purchaser shall oversee the management of the Subsidiaries. To this purpose, Vendor agrees to cause the Shareholders' meetings of the Subsidiaries duly convened prior to the Management Date to appoint at the Management Date to serve in the Boards of Directors of the Subsidiaries the candidates designated by Purchaser. Mr. Gianni Bulgari as the representative of Vendor shall be appointed to serve as Chairman of the Board of Directors of Moto Guzzi SpA until the Closing Date, and Mr. Nick Speyer shall be appointed to serve as Director of Moto Guzzi SpA until the Closing Date. Mr. Alessandro Brusi, the current Chairman of the Board of Auditors shall be re-elected to serve for the same office until the Closing Date.

      6.7.2 During the Management Period the Purchaser shall ensure that: (i) the business of the Subsidiaries shall be conducted only in the ordinary and normal course, consistent with good management practice and in order to cause the subsidiaries to preserve intact their present business organisation; (ii) the Subsidiaries shall refrain from entering into any extraordinary transaction such as the disposal of shareholdings or of going concerns.

      6.7.3 Should it appear necessary for the ordinary conduct of business, during the Management Period, to grant loans to the Subsidiaries, such loans, if not granted by Vendor, after consultations of Gianni Bulgari and/or Nick Speyer shall be granted or procured by Purchaser at fair market conditions provided that in such case the Shares are pledged by the Escrow Agent to the Purchaser or the lender, upon simple presentation of the loan documentation, in order to secure the reimbursement. It is agreed in this respect that the Escrow Agent shall be duly empowered to so act by Vendor and Purchaser in the Escrow Agreement. The number of Shares to be pledged shall represent a value (calculated on the basis of the Purchase Price) equal to the double of the loan so granted, and shall not exceed 25% of the existing and outstanding share capital of each Subsidiary.

      6.7.4 Should this Agreement be terminated in accordance with article 2.3 and should Closing not take place:

      (a) Purchaser shall cause all Directors and Statutory Auditors appointed to serve in the Subsidiaries during the Management Period in accordance with this Agreement to resign immediately from their office and the Vendor shall appoint new Directors and Auditors;

      (b) The Vendor undertakes not to vote, or procures that the Subsidiaries' shareholders' meeting shall not vote, any resolution having the purpose of claiming any responsibility action, as per article 2393 of the Italian Civil Code (azione sociale di responsabilita) or similar actions of the same nature, vis-a-vis all the Directors and Auditors of the Subsidiaries having held their office during the Management Period. The Vendor agrees to indemnify and hold harmless each director against any and all losses, claims, damages, liabilities, expenses, judgements and expenses, except in case of liability for fraud or gross negligence.

      (c) Vendor shall reimburse all loans granted by Purchaser to the Subsidiaries and Purchaser shall release the pledges granted in order to secure the reimbursement of such loans;

      (d) all claims of the Parties, if any, regarding the Management Period, shall be raised not later than 30 days after the end of the Management Period and shall be finally settled by the binding decision of Vendor's Auditor and Purchaser's Auditor within 60 (sixty) days after the raising of the claim; should Vendor's Auditor and Purchaser's Auditor disagree on the settlement of such claims within the aforesaid deadline, the Independent Auditor shall issue the final and binding decision on the Parties within the following 30 days. The Purchaser shall only be liable for fraud, gross negligence or gross violation in the proper conduct of the business of the Subsidiaries by the Directors appointed upon its indications.

7.    INDEMNIFICATION - DISCHARGE OF DIRECTORS

7.1   Indemnification by the Vendor

      In the event of any breach of the representations and warranties provided for in this Agreement, Vendor shall indemnify and hold harmless Purchaser and/or each and all of the Subsidiaries, as the case may be, from and against any and all claims, liabilities, charges or damages suffered by said Purchaser and/or each and all of the Subsidiaries, provided however that the aggregate indemnification obligation of Vendor shall not exceed, in any case, an amount equal to 15% of the Purchase Price, including and subject to the specific limitation of responsibility under Section 4.2.14. The indemnification provided for in this article 7.1 shall not apply unless and until the aggregate amount of all claims, liabilities, charges or damages for which indemnification is sought exceeds the amount of ITL
      1.000.000.000 (one billion). All indemnification due to Purchaser or to any of the Subsidiaries shall be paid by means of deduction in favour of Purchaser or of the relevant Subsidiary from the Escrow Account, as provided for in the Escrow Agreement.

7.2   Indemnification by the Purchaser

      In the event of any breach of the representations and warranties provided for in this Agreement, Purchaser shall indemnify and hold harmless Vendor from and against all claims, liabilities, charges or damages suffered by Vendor. The indemnification provided for in this article 7.2 shall not apply unless and until the aggregate amount of all claims, liabilities, charges or damages for which indemnification is sought exceeds the amount of ITL 1.000.000.000 (one billion).

7.3   Special Rights of the Vendor with respect to Receivables
      The Vendor shall be entitled to obtain the assignment of any receivables in respect of which indemnification has been obtained by the Purchaser pursuant to articles4.2 and 7 of this Agreement and to take all actions necessary for the recovery of the amounts due.

7.4   Amnesty

      At any time between the Closing Date and the date upon which the indemnity obligations of the Vendor shall expire pursuant to Section 5.1 of this Agreement, the Vendor shall have the right to notify the Purchaser of its reasonable request that any of the Subsidiaries avail itself of any Applicable Laws having as an effect the right to settle any, in whole or in part, Tax or social security liabilities covered by Vendor's indemnification obligations hereunder (any such Applicable Law is hereinafter referred to as an "Amnesty"). In the case that the Vendor provides such notice, the following provisions shall apply:

      i) the Purchaser shall have the right to determine, in its sole discretion, whether or not the Subsidiaries should avail itself of the Amnesty. In this case the Vendor shall pay in advance all Amnesty costs and the overall indemnification obligation of Vendor shall be reduced accordingly; and

      ii) if the Purchaser elects not to allow the relevant Subsidiary to avail itself of the Amnesty notwithstanding the Vendor's reasonable request under this Section 7.4 , the Vendor's liability under
            Section 7.1 of this Agreement in respect of the matter or part thereof constituting the subject of such Amnesty shall be limited to the amount that would have been paid by the Vendor had the Purchaser elect to proceed with the Amnesty in accordance with the Vendor's request.

7.5   Handling of Claims

      If any event occurs which could give rise to the Vendor's liability under
      Section 7.1 of this Agreement, the following provision shall apply:

      (a) the Purchaser shall give prompt written notice to the Vendor of such event, shall provide all reasonable particulars thereof and shall specify (if possible) all amounts the payment of which is requested in connection therewith; provided that the failure to promptly notify the Vendor shall not relieve the Vendor from any liability it may have under Section 7.1 , except to the extent the Vendor shall have been materially prejudiced by such failure;

      (b) in the case of an action brought by a third party, the Vendor shall have the right, at its own cost and expense, to participate and, to the maximum extent permitted by law, join by counsel of their choosing, in the defense of any action asserted or initiated, which constitutes the subject matter of a notice to the Vendor of the kind referred to under Paragraph (a) preceding (a "Third Party Claim");

      (c) the Purchaser shall diligently defend, and cause the Subsidiaries to diligently defend, any Third Party Claim, unless the defense thereof has been assumed by the Vendor with the consent of the Purchaser;

      (d) neither the Purchaser nor the Vendor shall make or accept any settlement of any Third Party Claim referred to under Paragraph (b) preceding, nor shall the Purchaser permit the Subsidiaries to do so, without the prior written consent of the Vendor, which consent shall not be withheld or delayed without reasonable justification. If the Vendor without any sound reason refuses or delays its consent to a settlement proposal submitted by the Purchaser, the Purchaser shall be entitled to settle the Third Party Claim and to seek and obtain indemnification from the Vendor of any and all settlement amounts and expenses; and

      (e) if the Purchaser has withheld its consent to a firm, purely monetary offer to settle any Third Party Claim which the Vendor have indicated in writing that they are prepared to accept, the Purchaser, the Subsidiaries (as the case may be) shall be free to refuse to enter into such settlement and to commence or continue litigation at their own expense, and the Vendor liability under Section 7.1 of this Agreement with respect to such Third Party Claim shall be limited to the amount of the proposed settlement.

7.6   Discharge of Directors

      The Purchaser undertakes not to vote, or procures that the Subsidiaries' shareholders' meeting shall not vote, any resolution having the purpose of claiming any responsibility action, as per article 2393 of the Italian Civil Code (azione sociale di responsabilita) or similar actions of the same nature, vis-a-vis all the directors of the Subsidiaries having held their office for the 5 years preceding the Management Date. The Purchaser agrees to indemnify and hold harmless each director against any and all losses, claims, damages, liabilities, expenses, judgements and expenses.

      The provisions contained in this article 7.6 shall not apply to the litigation pending against Mr. Falciola, nor in the event of liability of directors for fraud or gross negligence.

8.    MISCELLANEOUS

8.1   Notices

      (a) Any notice or other communication required or permitted to be given hereunder shall be delivered in person, transmitted by telecopy and registered letter with return receipt, addressed as follows:

            (i)   if to the Vendor:

            MOTO GUZZI CORPORATION
            350 Park Avenue
            New York, NY 10022
            USA
            Fax no. +1.212.6445757
            Attn.: Mr. Mark Hauser

            (ii)  if to the Purchaser:

            APRILIA S.p.A.
            Attn.: The President of the Board of Directors
            V. Galileo Galilei n(degree)1
            I - 30033 Noale (VE)
            Fax no.: +39 0415800660

      (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day).

      (c) Any Party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 8.1.

8.2   Consultation

      Subject to any obligations arising under Applicable Laws or regulatory requirements in force from time to time, the Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated herein and neither the Vendor nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

8.3   Disclosure

      Except with respect to any public announcement of the transaction contemplated hereby pursuant to section 8.2 (and then only to the extent so disclosed in such public announcement), neither the Vendor nor the Purchaser shall disclose this Agreement or any aspect of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors or as may be required or opportune in accordance with any Applicable Laws or any regulatory authority, stock exchange or stock quotation system having jurisdiction.

8.4   Costs

      The Vendor and the Purchaser shall each bear the respective costs (including legal fees, accounting and other fees and disbursements) incurred in connection with the negotiation, preparation, execution and carrying into effect of this Agreement and all documents referred to herein.

      Purchaser shall bear all costs and expenses related to the activity of Purchaser's Auditor; Vendor shall bear all costs and expenses related to the activity of Vendor's Auditor; all costs and expenses related to the activity of the Independent Auditor shall be sustained in equal parts by Vendor and Purchaser.

8.5   Entire Agreement

      This Agreement constitutes the entire agreement between the Vendor and the Purchaser with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, expressed or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

8.6   Governing Law; Arbitration

      (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Italy.

      (b) Arbitration. In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement and the Schedules attached hereto (a "Dispute"), the Parties shall use all reasonable efforts to settle such Dispute by amicable negotiations within a period of 30 Business Days. If settlement cannot be reached, all Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with the said Rules. The arbitration shall take place in Rome. The language of the arbitration shall be the Italian.

8.7   Successors and Assigns

      Each of the Parties may not assign and transfer any of the rights under this Agreement, in whole or in part, without the prior written consent of the other Party. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Vendor and the Purchaser and, where the context so permits, their respective successors and permitted assigns.

8.8   Amendments and Waivers

      No amendment or waiver of any provision of this Agreement shall be binding on the Vendor and the Purchaser unless consented to in writing by both of them. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

8.9   Best efforts

      Subject to the terms and conditions herein provided, each of the Parties hereto shall cooperate and use its respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary or appropriate waivers, consents and approvals (including, without limitation, any required under any antitrust provisions of applicable law), to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with such transactions as expeditiously as possible); provided, that nothing in this section 8.9 shall affect any responsibility or obligation specifically allocated to any party in this Agreement.

8.10  No Brokers

      Each Party warrants and represents that there are no brokers other than Banca IMI and Caretti & Associati SpA involved in this Agreement and the transactions contemplated hereunder, that all Banca IMI's fees will be paid by the Vendor, and that all Caretti & Associati SpA's fees shall be paid by Purchaser.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties.

                             MOTO GUZZI CORPORATION

                             by:     /s/ Gianni Bulgari
                                -----------------------------------
                             Title:  Director
                                   --------------------------------

                             Authorized Signatory

                             APRILIA S.P.A.

                             by:    s/s Ivano Beggio
                                -----------------------------------
                             Title: Chairman
                                   --------------------------------

                             Authorized Signatory

                                  [BANCA IMI LETTERHEAD]
April 14, 2000

The Board of Directors and the Special Committee
Moto Guzzi Corporation
350 Park Avenue
New York, NY 10022 U.S.A.

Gentlemen:

You have asked us to advise you with respect to the fairness to Moto Guzzi Corporation (the "Company") from a financial point of view of the consideration to be received by the Company pursuant to the terms of the Preliminary Share Sale and Purchase Agreement, dated as of April 14, 2000 (the "Agreement"), between the Company and Aprilia S.p.A. ("Aprilia"). The Agreement provides for, among other things, the acquisition of 100% of the outstanding shares of Moto Guzzi S.p.A., Moto Guzzi France S.a.r.l., MGI Motorcycle GmbH and Moto Guzzi North America Inc. (hereinafter jointly referred to as the "Subsidiaries") pursuant to which the Company will receive a total cash consideration of ITL
71.5 billion less any losses incurred in the period between January 1, 2000 and May 1, 2000 plus the amounts of any equity injections by the Company to the Subsidiaries as well as the repayment of loans by the Company to the Subsidiaries as at April 30, 2000 (the "Date of the Management Accounts"). The management of the Company has informed us that it expects total cash proceeds from Aprilia of approximately ITL 88 billion (the "Estimated Total Consideration") once the Management Accounts have been finalized. Banca IMI observes that the Management Accounts have to be agreed with the auditors of Aprilia.

The Agreement further provides that (1) Aprilia will take management responsibility from May 2, 2000 and assume any losses thereafter should the Transaction be completed (2) ITL 71.5 billion will be paid into an escrow account on May 2, 2000 and the shares of the Subsidiaries will be placed in bank custody.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company as well as a draft of the Agreement. We have also reviewed certain other information, including financial forecasts provided to us by the Company, and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to financial forecasts, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Moto Guzzi Corporation as to the future financial performance of Moto Guzzi Corporation. We have also assumed, with your consent, that the Transaction would be consummated in the manner and on the terms set forth in the Agreement and that in the course of obtaining the necessary legal, regulatory and third party consents and approvals no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the Transaction. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Moto Guzzi Corporation, nor have we been furnished with any such evaluations or appraisals. We have further not been requested to undertake, and have not undertaken an analysis of the tax impact of the proposed Transaction on the Moto Guzzi Corporation stockholders. Our opinion is necessarily based upon financial, economic, market, exchange rate and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what value the Moto Guzzi Corporation stock will have subsequent to April 14, 2000 and subsequent to completion of the proposed Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In the past, we have not performed investment banking services for the Company. Banca IMI is a recognized Italian investment banking and advisory firm.

It is understood that this letter is for the information of the Board of Directors and the Special Committee of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Estimated Total Consideration to be paid by Aprilia for the Subsidiaries is fair to the holders of Moto Guzzi Corporation stock from a financial point of view.

Very truly yours,


BANCA D'INTERMEDIAZIONE MOBILIARE S.P.A.

                                                                        ANNEX C

                            Certificate of Amendment

           of the Amended and Restated Certificate of Incorporation of

                             Moto Guzzi Corporation

               --------------------------------------------------
        (Pursuant to Section 242 of the Delaware General Corporation Law)

            THE UNDERSIGNED, Moto Guzzi Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), for purposes of changing its corporate name, does hereby certify:

            FIRST: That Article I of the Amended and Restated Certificate of Incorporation of the Corporation is amended to provide as follows:

           "ARTICLE I The name of the corporation is Centerpoint Corporation."

            SECOND: That the amendment set forth above was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL and by written consent of the sole stockholder of the Corporation pursuant to
      Section 228 of the DGCL.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this ____ day of August, 2000.

                                       By:
                                          -----------------------
                                          Name: Mark S. Hauser
                                          Title: Chairman

Instructions for Voting Your Proxy

Moto Guzzi Corporation is offering stockholders of record two alternative ways of voting your proxies:
o By Telephone (using a touch-tone telephone)    o By Mail (traditional method)

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

-----------------------
TELEPHONE VOTING         Available only until 5:00 p.m. Eastern time on August
-----------------------  10, 2000

      o This method of voting is available for residents of the U.S. and Canada.

      o On a touch tone telephone, call TOLL FREE 1-800-849-5629, 24 hours a day, 7 days a week.

      o     You will be asked to enter ONLY the CONTROL NUMBER shown below.

      o Have your proxy card ready, then follow the prerecorded instructions. o Your vote will be confirmed and cast as you directed.

-----------------------
VOTING BY MAIL
-----------------------

      o Simply mark, sign and date your proxy card and return it in the pre-addressed postage-paid envelope for receipt by the recipient no later than August 10, 2000.

      o If you are voting by telephone or the Internet, please do not mail your proxy card.

             ---------------------               ------------------
                COMPANY NUMBER                    CONTROL NUMBER
             ---------------------               ------------------

                    TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE
-------------------------------------------------------------------------------


|X| Please Mark Votes as in this Example


1. Proposal to approve the
   sale of the operating
   subsidiaries of Moto Guzzi                     FOR   AGAINST  ABSTAIN
   Corporation to Aprilia S.p.A.                  |_|     |_|      |_|

                                                  |_| Change of address/comments
                                                      on reverse side

1. Proposal to approve the change of Moto Guzzi   FOR  AGAINST  ABSTAIN
   Corporation's corporate name to "Centerpoint   |_|    |_|     |_|
   Corporation".

                                                   DATE:___________________,2000

                                                   _____________________________

                                                   _____________________________
                                                   SIGNATURE(S)

                                                   INSTRUCTIONS: Please sign
                                                   exactly as name is printed
                                                   hereon. If shares are held
                                                   jointly, each holder should
                                                   sign. If signing as executor
                                                   or trustee or in similar
                                                   fiduciary capacity, please
                                                   give full title as such. If a
                                                   corporation, please sign full
                                                   corporate name by President
                                                   or other authorized officer.
                                                   If a partnership, please sign
                                                   partners name by authorized
                                                   person.

               TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE
-------------------------------------------------------------------------------

                             MOTO GUZZI CORPORATION
                    445 Park Avenue, New York, New York 10022
   Solicited by the Board of Directors for the Special Meeting of Stockholders To Be Held at the the office of Clifford Chance Roger & Wells LLP,
        200 Park Avenue, New York, NY 10166, on Friday, August 11, 2000

       P    The undersigned hereby appoints Mark Hauser and Nick Speyer, or any of them, with the power of substitution, as proxies and hereby
       R    authorizes them to represent and to vote, as designated below, all shares of Common Stock of Moto Guzzi Corporation held of record by
       O    the undersigned at the close of business on July 18, 2000, at the
            Special Meeting of Stockholders to be held on Friday, August 11,
       X    2000, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that
       Y    may properly come before the meeting or any adjournments thereof.

            This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 on the reverse side. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournments thereof.

                        (Continued and to be signed on other side)